Exhibit 10.33

LOAN AND SECURITY AGREEMENT

Dated as of January 31, 2003

among

San Francisco Wave eXchange, LLC,

200 Paul Wave eXchange, LLC

and

The Cambay Group, Inc.

as Borrower Parties,

and

Greenwich Capital Financial Products, Inc.,

as Lender

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 Certain Defined Terms	1
1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	14
1.3 Other Definitional Provisions	14

ARTICLE 2 AMOUNTS AND TERMS OF THE LOAN	15
2.1 Loan; Note; Terms	15
(A) The Loan	15
(B) Notes	15
(C) Use of Proceeds	15
2.2 Interest on the Note	15
(A) Rate of Interest	15
(B) Default Rate	16
(C) Computation of Interest	16
(D) Interest Laws	16
(E) Late Charges	17
2.3 Interest Rate Cap Agreement	17
2.4 Payments	18
(A) Date and Time of Payment	18
(B) Manner of Payment	18
(C) Principal Payments on Note	18
2.5 Maturity	19
2.6 Prepayments	20
(A) Borrower’s Right to Prepay	20
(B) Consideration Due on All Repayments	20
(C) Conditions to Prepayment	20
2.7 Outstanding Balance	20
2.8 Taxes	20
(A) No Deductions	20
(B) Changes in Tax Laws, Eurodollar Costs	21
2.9 Reasonableness of Charges	22

ARTICLE 3 CONDITIONS TO LOAN	22
3.1 Conditions to Funding of the Loan on the Closing Date	22
(A) Loan Documents	22
(B) Performance of Agreements, Truth of Representations and Warranties	22
(C) Searches	22
(D) Opinions of Counsel	23
(E) Closing Certificate	23
(F) Insurance Policies and Endorsements	23
(G) Certificates of Formation and Good Standing	23
(H) Certificates of Incumbency and Resolutions	24
(I) Letter of Direction	24

i

(J) Financial Statements	24
(K) Operating and Capital Expenditure Budgets	24
(L) Appointment of Agent for Service	24
(M) Documentation Regarding Application of Proceeds	24
(N) Management Agreements	24
(O) Title Policy	24
(P) Survey	25
(Q) Appraisal	25
(R) Environmental Assessment	25
(S) Licenses, Permits and Approvals	25
(T) Agreements	25
(U) Zoning	25
(V) Property Condition Report	25
(W) Origination Fee	26
(X) Deposits	26
(Y) Rent Roll, Leases, Estoppels	26
(Z) Other Review	26
(AA) Legal Fees: Closing Expenses	26
(BB) Evidence of Satisfaction	26
(CC) Commitment Conditions	26
(DD) Colocation Licenses	26
(EE) Cap	26
(FF) Satisfaction and Release of Prior Loan	27
(GG) SPE Covenant Compliance Certificate	27

ARTICLE 4 BORROWER’S REPRESENTATIONS AND WARRANTIES	27
4.1 Organization, Powers, Capitalization, Good Standing, Business	27
(A) Organization and Powers	27
(B) Capitalization	27
(C) Qualification	28
(D) Business	28
(E) Addresses	28
(F) Property Affiliates	28
4.2 Authorization of Borrowing, Etc.	28
(A) Authorization of Borrowing	28
(B) No Conflict	28
(C) Governmental Consents	28
(D) Binding Obligations	29
(E) Defense of Usury	29
4.3 Financial Statements	29
4.4 Indebtedness and Contingent Obligations	29
4.5 Title to Property	29
4.6 Zoning, Other Laws	29
4.7 Leases; Agreements	30
(A) Agreements	30
(B) Rent Roll, Disclosure	30
(C) Lease Issues	31

(D) No Residential Units	31
(E) No Undisclosed Tenants; No Purchase Option	31
4.8 Condition of Property	31
4.9 Litigation; Adverse Facts	31
4.10 Payment of Taxes	32
4.11 Adverse Contracts	32
4.12 Performance of Agreements	32
4.13 Governmental Regulation	32
4.14 Employee Benefit Plans	33
(A) No Other Plans	33
(B) ERISA and IRC Compliance and Liability	33
(C) Funding	33
(D) Prohibited Transactions and Payments	33
(E) No Termination Event	33
(F) ERISA Litigation	34
4.15 Intellectual Property	34
4.16 Broker’s Fees	34
4.17 Environmental Compliance	34
(A) No Environmental Claims	34
(B) Storage of Hazardous Materials	34
(C) Compliance with Environmental Laws	35
4.18 Solvency	35
4.19 Disclosure	35
4.20 Use of Proceeds and Margin Security	35
4.21 Insurance	35
4.22 Compliance with Laws	35
4.23 Investments	36
4.24 Legal Opinions	36
4.25 Bankruptcy	36
4.26 Defaults	36
4.27 No Plan Assets	36
4.28 Governmental Plan	36
4.29 No Subordinate Financing	36
4.30 No Labor or Materialmen Claims	36

ARTICLE 5 COVENANTS OF BORROWER PARTIES	37
5.1 Financial Statements and Other Reports	37
(A) Financial Statements	37
(1) Annual Reporting	37
(2) Quarterly Reporting - Borrower	37
(3) Quarterly Reporting - Guarantor	38
(4) Monthly Resorting	38
(5) Additional Reporting	38
(6) GAAP	38
(7) Certifications of Financial Statements, Compliance Certificate	38
(8) Fiscal Year	39
(B) Accountants’ Reports	39

(C) Tax Returns	39
(D) Annual Operating and Capital Expenditure Budgets	39
(E) Annual Ownership Report	39
(F) Material Notices	39
(G) Events of Default, etc.	40
(H) Litigation	40
(I) Insurance	40
(J) Other Information	40
5.2 Existence; Qualification	40
5.3 Payment of Impositions and Claims	40
5.4 Maintenance of Insurance	41
5.5 Maintenance of the Property, Performance of Remedial Work; Operations and Maintenance Plan	42
5.6 Inspection	42
5.7 Environmental Compliance	42
(A) Environmental Laws	42
(B) Remedial Action	42
(C) Further Assurances	43
5.8 Environmental Disclosure	43
5.9 Compliance with Laws and Contractual Obligations	43
5.10 Further Assurances	44
5.11 Performance of Agreements	44
5.12 Management	44
5.13 Material Agreements	44
5.14 Deposits; Accounts	44
5.15 Estoppel Certificates	45
5.16 Application of Receipts	45
5.17 Indebtedness	45
5.18 Changes Relating to Indebtedness	45
5.19 Liens and Related Matters	45
(A) No Liens	45
(B) No Negative Pledges	46
5.20 Contingent Obligations	46
5.21 Restriction on Fundamental Changes	46
5.22 Transactions with Affiliates	46
5.23 Conduct of Business	46
5.24 Bankruptcy, Receivers, Similar Matters	47
(A) Voluntary Cases	47
(B) Involuntary Cases, Receivers, Etc.	47
5.25 ERISA	47
(A) No ERISA Plans	47
(B) Notices Regarding ERISA Events	47
(C) Termination Events	48
(D) Compliance with ERISA	48
(E) No Plan Assets	49
5.26 Press Release; Public Offering Materials	49

5.27 Payments; Distributions	49
5.28 Maintenance of Assumptions in Legal Opinions	49
5.29 Lender’s Expenses	49
5.30 Maintenance of Net Worth	50
5.31 Tenant Estoppels	50
5.32 New Property Affiliates	50
5.33 Master Lease	50
5.34 Colocation Licenses With Affiliates	51
5.35 Non-Solicitation Covenant	51
5.36 Personal Property of Tenants	51

ARTICLE 6 RESERVES	51
6.1 Impositions and Insurance Reserve	51
6.2 Replacement Reserve	51
6.3 Deferred Maintenance Reserve	52
6.4 Hazardous Materials Remediation Reserve	53
6.4A. Cap Purchase Reserve	54
6.5 Reserve Statement	54
6.6 Funds Deposited with Lender	54
(A) Interest, Offsets	54
(B) Funding at Closing	54
6.7 Security Interest in Reserves; Other Matters Pertaining to Reserves	55

ARTICLE 7 ACCOUNTS/CASH MANAGEMENT	55
7.1 Security Deposits; Lease Termination Payments; Establishment of the Central Account and Ancillary Accounts	55
7.2 Deposit of Rents and Receipts into Central Account	57
7.3 Application of Funds in Central Account	58
7.4 Payment of Permitted Expenses	58
7.5 Event of Default	59
7.6 Security Interest in Account Collateral	59
7.7 Certain Additional Matters	60
7.8 Investment of Funds in Central Account and Ancillary Accounts	63
7.9 Representations and Warranties	63
7.10 Covenants	64
7.11 Attorney-In-Fact	65
7.12 Indemnity and Expenses	66
7.13 Limitation on Liability	66

ARTICLE 8 DEFAULT, RIGHTS AND REMEDIES	67
8.1 Event of Default	67
(A) Scheduled Payments	67
(B) Other Payments	67
(C) Breach of Reporting Provisions	67
(D) Breach of Provisions Regarding Insurance, Transfers, Liens, Single Purpose	67
(E) Breach of Warranty	67

v

(F) Other Defaults Under Loan Documents	67
(G) Involuntary Bankruptcy; Appointment of Receiver, Etc.	68
(H) Voluntary Bankruptcy; Appointment of Receiver, Etc.	68
(I) Solvency	68
(J) Judgment and Attachments	68
(K) Injunction	69
(L) Invalidity of Loan Documents	69
(M) Master Lease Requirements	69
8.2 Acceleration and Remedies	69
8.3 Performance by Lender	69
8.4 Evidence of Compliance	70

ARTICLE 9 SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS, WARRANTIES AND COVENANTS	70
9.1 Applicable to all Primary Borrower Parties	70
9.2 Applicable to Sole Member	72

ARTICLE 10 RESTRUCTURING LOAN, SECONDARY MARKET TRANSACTIONS	74
10.1 Secondary Market Transactions Generally	74
10.2 Cooperation; Limitations	74
10.3 Information	75
10.4 Additional Provisions	75

ARTICLE 11 RESTRICTIONS ON LIENS, TRANSFERS; ASSUMABILITY	75
11.1 Restrictions on Transfer and Encumbrance	75

ARTICLE 12 LIMITATIONS ON RECOURSE	76

ARTICLE 13 WAIVERS OF DEFENSES OF GUARANTOR AND SURETIES	78

ARTICLE 14 MISCELLANEOUS	80
14.1 Expenses and Attorneys’ Fees	80
14.2 Indemnity	80
14.3 Amendments and Waivers	80
14.4 Retention of Borrower’s Documents	81
14.5 Notices	81
14.6 Survival of Warranties and Certain Agreements	82
14.7 Failure or Indulgence Not Waiver; Remedies Cumulative	82
14.8 Marshaling; Payments Set Aside	82
14.9 Severability	82
14.10 Headings	83
14.11 APPLICABLE LAW	83
14.12 Successors and Assigns	83
14.13 Sophisticated Parties, Reasonable Terms, No Fiduciary Relationship	83
14.14 Determinations by Lender	83
14.15 Limitation of Liability	84
14.16 No Duty	84

14.17 Entire Agreement	84
14.18 Construction; Supremacy of Loan Agreement	84
14.19 CONSENT TO JURISDICTION AND SERVICE OF PROCESS	84
14.20 WAIVER OF JURY TRIAL	85
14.21 Counterparts; Effectiveness	86
14.22 Servicer	86
14.23 Obligations of the Borrower Parties	86

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of January 31, 2003, and entered into by and among San Francisco Wave eXchange, LLC, a Delaware limited liability company (“Borrower”), 200 Paul Wave eXchange, LLC, a Delaware limited liability company (“Sole Member”), The Cambay Group, Inc., a California corporation (“Guarantor”), and Greenwich Capital Financial Products, Inc., a Delaware corporation (together with its successors and assigns as permitted herein, “Lender”). Borrower and Sole Member may be referred to together as “Primary Borrower Parties” and individually as a “Primary Borrower Party”; and Primary Borrower Parties and Guarantor may be referred to collectively as “Borrower Parties” and individually as a “Borrower Party”.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower Parties and Lender agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. The terms defined below are used in this Agreement as so defined. Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.

“Account Collateral” has the meaning set forth in Section 7.7.

“Accounts” means, collectively, the Central Account, the Ancillary Accounts, and any other accounts pledged to Lender pursuant to this Agreement or the other Loan Documents.

“Adjacent Property” is defined in Section 4.5.

“Affiliate” means in relation to any Person, any other Person: (i) directly or indirectly controlling, controlled by, or under common control with, the first Person; (ii) directly or indirectly owning or holding five percent (5%) or more of any equity interest in the first Person; (iii) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the first Person, or (iv) any Person which is an Affiliate of any Person described in the foregoing clauses (i) through (iii), inclusive, of this sentence. In addition, the Affiliates of each of the Borrower Parties include, without limitation, all other Borrower Parties, irrespective of whether they now or hereafter satisfy the foregoing criteria. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Further, the Affiliates of any Person which is an entity shall include all natural persons who are officers, agents, directors, members, partners, and employees of the entity Person, and the natural persons who are their Affiliates. In all cases, the Affiliates of any natural person shall include (1) the siblings of such person, (2) the then-current and former spouses of such person, (3) persons who share or then have shared a residence with such person, (4) the ancestors and descendants of such person and of the others mentioned in this sentence, (5) other natural persons who, by reason of familial, economic, social or other relationship, would reasonably be expected to favor the first person or to act as requested by the first person, (6) any trust for the benefit of the persons described in the foregoing clauses (1) through (5), inclusive, of this sentence, and (7) any Person which is an Affiliate of any Person described in the foregoing clauses (1) through (6), inclusive, of this sentence. Where the term Affiliate is used without qualification such as “of Lender” or “of Borrower”, the same shall mean an Affiliate of Borrower.

“Agreement” means this Loan and Security Agreement (including all schedules, exhibits, annexes and appendices hereto).

“Ancillary Accounts” and “Ancillary Account Banks” are defined in Section 7.1.

“Assignment of Leases” means the Assignment of Leases and Rents of even date herewith from Borrower to Lender, with respect to the Property.

“Assignment of Management Agreement” means those certain Conditional Assignments of Management Agreement of even date herewith executed by (i) Borrower and Manager and (ii) Borrower and CELLC with regard to the CELLC Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Borrower” has the meaning set forth in the preamble.

“Borrower Parties” has the meaning set forth in the preamble.

“Borrower Party Secretary” has the meaning set forth in Section 3.1.

“Breakage Costs” means the actual costs and expenses of Lender incurred in liquidating or reducing any Eurodollar or LIBO Rate based investment or obligation entered into by Lender to fund all or any portion of the Loan or to provide for or protect the interest rate of the Loan.

“Business Day” means any day excluding (i) Saturday, (ii) Sunday, (iii) any day which is a legal holiday under the laws of the State of New York, and (iv) any day on which banking institutions located in such state are generally not open for the conduct of regular business.

“Calculation Date” means the last day of each calendar month.

“Cap” and “Cap Provider” are defined in Section 2.3.

“Cap Purchase Reserve” is defined in Section 6.4A.

“Capital Expenditures” means expenditures for capital improvements, furnishings, fixtures and equipment (whether paid in cash or property or accrued as liabilities) made by Borrower that, in conformity with GAAP, are required to be included in the property, plant, or equipment, or similar fixed asset account or otherwise capitalized.

“Capital Expenditure Budget” means Borrower’s budget for Capital Expenditures for the Property, the costs of which are to be paid from the Replacement Reserve, which budget has been approved by Lender in accordance herewith.

“Ceiling Rate” means 7.25%.

“CELLC” means eXchange colocation, LLC, a California limited liability company.

“CELLC Agreement” means the agreement between CELLC, as agent, and Borrower, as licensor of the Colocation Licenses, pursuant to which CELLC is obligated to act as Borrower’s agent to collect revenue from Colocation Licenses and to market unoccupied space in the Colocation Space to prospective licensees of Colocation Licenses.

“Central Account,” “Central Account Bank,” “Central and Ancillary Accounts,” and “Central and Ancillary Account Banks” are defined in Section 7.1.

“Closing” means the funding of the Loan contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Net Cash Flow” means the Net Cash Flow on the Closing Date set forth in Exhibit A attached hereto. For purposes of calculation of Closing Date Net Cash Flow only, and not for any other calculation of Net Cash Flow or any other purpose (including, without limitation, calculation of Net Cash Flow for purposes of Section 2.5), rent paid pursuant to the Lease with XO California, Inc. shall be included in Monthly Revenue notwithstanding that its parent or guarantor may be a debtor in a proceeding under the Bankruptcy Code.

“Closing Environmental Report” means that certain Environmental Site Assessment dated July 17, 2000, prepared by EMG as Project No. 69214, as updated by that certain Environmental Document Review – Database Search re: 200 Paul Avenue dated December 23, 2002, prepared by EMG as Project No. 99694.

“Collateral” means rights, interests, and property of every kind, real and personal, tangible and intangible, which is granted, pledged, liened, or encumbered as security for the Loan or any of the other Obligations, including without limitation the Property and the Account Collateral.

“Colocation Space” means the portion of the Property identified as all of the fifth (5th) floor of Building F, and a portion of the “meet me room” located on the third (3rd) floor of Building F.

“Colocation Licenses” means all colocation licenses (whether now or hereafter existing) held by CELLC or any other Affiliate of any Borrower Party relating to space at the Property. All Colocation Licenses must be assigned to Borrower at the Closing. Thereafter until the Master Lease is entered into, only Borrower shall be a licensor of Coloration Licenses.

“Compliance Certificate” is defined in Section 5.1.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligation,” as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including, without limitation, the Loan Documents.

“Deed of Trust” means the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith from Borrower for the benefit of Lender, constituting a first priority lien on the Property as collateral for the Loan.

“Default” means any breach or default under any of the Loan Documents, whether or not the same is an Event of Default, and also any condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Default Rate” shall have the meaning set forth in Section 2.2(B).

“Deferred Maintenance Reserve” means the reserve established pursuant to Section 6.3.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Account” shall mean an identifiable account which is separate from all other funds held by the holding institution that is either (i) an account maintained with an Eligible Bank or (ii) a Trust Account.

“Eligible Bank” shall mean a bank that (i) satisfies the Rating Criteria and (ii) insures the deposits hereunder through the Federal Deposit Insurance Corporation.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Multiemployer Plan), other than a plan which is excluded from coverage under ERISA Title I by reason of Section 4(b) of ERISA, (i) which is maintained for employees of Borrower or any ERISA Affiliate, (ii) which has at any time within the preceding six (6) years been maintained for the employees of Borrower or any current or former ERISA Affiliate or (iii) for which Borrower or any ERISA Affiliate has any liability, including contingent liability.

“Environmental Claims” has the meaning set forth in Section 4.17.

“Environmental Indemnity” means the Environmental Indemnity Agreement of even date herewith from certain of the Borrower Parties to Lender.

“Environmental Laws” means all present and future federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees or directives, including the common law, regulating, monitoring, imposing liability, standards of conduct or reporting and relating to the indoor or outdoor environment, industrial hygiene, public or worker health and safety, natural resources, pollution, waste management, or the handling, generation, release or storage of Hazardous Material.

“Environmental Reports” means environmental reports and audits prepared by environmental engineers and/or consultants reasonably satisfactory to Lender in accordance with standards acceptable to Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder.

“ERISA Affiliate,” as applied to a Borrower, means any Person who is a member of a group which is under common control with Borrower, who together with Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) and (o) of the IRC or Section 4001 of ERISA. Sole Member shall be deemed to be an ERISA Affiliate of Borrower for purposes of this Agreement, irrespective of whether it and Borrower would be treated as a single employer. However, employers which together with Sole Member would be treated as a single employer under Sections 414(b), (c), (m) and (o) of the IRC or Section 4001 of ERISA shall not be deemed to be ERISA Affiliates of Borrower merely by reason of the preceding sentence (as distinguished from by reason of operation of law).

“Event of Default” shall have the meaning set forth in Section 8.1.

“Existing Loan” shall have the meaning set forth in Section 3.1(FF).

“Existing Loan Cap” shall have the meaning set forth in Section 2.3(A).

“Expenses” means for any twelve (12) month period, the customary or reasonably necessary costs and expenses accrued with respect to such period in accordance with GAAP by Borrower (or, as applicable, the immediately preceding owner(s) of the Property) in connection with its ownership and operation of the Property (including, without limitation, costs and expenses incurred by Borrower or any Property Affiliate in connection with the operation of the Colocation Space), provided in no event shall Expenses be less than the amount of expenses for such period shown on the Operating Budget approved by Lender. Expenses shall include: (1) periodic deposits required to be made into the Reserves after the Closing Date, (2) management fees regardless of whether such amounts are actually paid (which amounts shall for purposes of the calculation of Expenses be deemed to be the greater of two and one-half percent (2.5%) of Gross Revenues or actual fees paid to any manager approved by Lender; and (3) capital expenditures funded by Borrower to the extent not funded out of a Reserve. Expenses shall not include: (i) any deposits required to be made into the Reserves at Closing, (ii) principal, interest and all other payments (other than the deposits into the Reserves) made by Borrower under the Loan Documents, and (iii) depreciation and all other non-cash expenses of the Property.

“Extension NCF Determination Date” is defined in Section 2.5.

“Financial Statements” means (i) statements of operations and retained earnings, statements of cash flow, and balance sheets, (ii) such other financial reports as the subject entity shall routinely and regularly prepare and (iii) such other financial reports as Lender may from time to time reasonably require.

“Financing Statements” means the UCC Financing Statements naming the applicable Borrower Parties as debtor, and Lender as secured party, required under applicable state law to perfect the security interests created hereunder or under the other Loan Documents.

“First Extension Term” is defined in Section 2.5.

“GAAP” means generally accepted accounting principles as set forth in Statement on Auditing Standards No. 69 entitled “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles in the Independent Auditor’s Report” issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Gross Revenue” means, as of any Calculation Date, an amount equal to the Monthly Revenue as of such Calculation Date multiplied by twelve (12).

“Guaranty” means the Guaranty of even date herewith executed by Guarantor in favor of Lender.

“Guarantor” is defined in the preamble.

“Hazardous Material” means all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in,

regulated by, or otherwise classified pursuant to, any applicable Environmental Laws, including any so defined, listed, regulated or classified as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form (“Asbestos”); (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; or (G) urea formaldehyde.

“Imposition Deposit” is defined in Section 5.3(B).

“Impositions” means all real estate and personal property taxes, and vault charges and all other taxes, levies, assessments and other similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever, which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a governmental authority upon the Property or the rents relating thereto or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such governmental authority with respect to any of the foregoing. Impositions shall not include any sales or use taxes payable by Borrower.

“Impositions and Insurance Reserve” means the reserve established pursuant to Section 6.2.

“Improvements” means all improvements existing and to be constructed upon the Property.

“Indebtedness” or “indebtedness,” as applied to any Person, means: (A) all indebtedness for borrowed money; (B) that portion of obligations with respect to leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (C) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (D) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (E) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Initial Term” shall mean the period commencing on the Closing Date and ending on July 1, 2006.

“Involuntary Borrower Party Bankruptcy” is defined in Section 5.24.

“IRC” means the Internal Revenue Code of 1986, and any rule or regulation promulgated thereunder from time to time, in each case as amended from time to time.

“Issuer” is defined in Section 10.1.

“Knowledge of Borrower” or “Knowledge of Borrower Parties”: Whenever in this Agreement reference is made to the knowledge of Borrower or any of the other Borrower Parties (whether by use of the words “knowledge” or “known,” or other words of similar meaning, and whether or not the same are capitalized), such shall refer to the knowledge of (i) the individuals who have significant responsibility for any one or more of policy making, major decisions, or financial affairs of the applicable entity, and (ii) the individuals owning interests in or employed by any of the Borrower Parties with whom the persons mentioned in clause (i) above would reasonably be expected to consult for information on the subject matter, and (iii) F. Allan Chapman, John O. Wilson, William A. Wilde and William C. Scott.

“Lease” means all leases, licenses, colocation or other rental or occupancy agreements with respect to the Property or any portion thereof between Borrower and tenants of the Property (including, without limitation, until the Master Lease is entered into, the Colocation Licenses), expressly excluding licenses and colocation and similar occupancy agreements between tenants of the Property which are not Affiliates of any Borrower Party and third parties permitted under the leases.

“Lease Termination Payments” means any and all payments made by, or on behalf of, a tenant under a Lease to, or for the benefit of, Borrower which are in connection with, or arising out of, any partial or full termination of a Lease, including, without limitation, forfeited security deposits.

“Lender” is defined in the preamble.

“LIBO Rate” means a floating interest rate per annum (rounded upwards to the next 1/16 of 1%) equal to the rate for U.S. dollar deposits with one month maturities which appears on Telerate Page 3750 as of 11:00 a.m., London time; provided, however, that if such rate does not appear on Telerate Page 3750, the “LIBO Rate” shall mean a rate per annum equal to the rate at which U.S. dollar deposits in an amount approximately equal to the Loan, and with one month maturities, are offered in immediately available funds in the London Interbank Market to the London office of Royal Bank of Scotland, Plc, or its successor by leading banks in the Eurodollar market at 11:00 a.m., London time. Telerate Page 3750 means the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association interest settlement rates for U.S. Dollar deposits). Any LIBO Rate determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the provisions hereof shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one (1) hour of the time when such rate is first displayed by such Service.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan” shall have the meaning indicated in Section 2.1.

“Loan Documents” means all documents evidencing or securing the Loan. The Loan Documents include, but are not limited to, this Agreement, the Note, the Deed of Trust, the Assignment of Leases, the Assignment of Management Agreement, the Guaranty, Environmental Indemnity and the Financing Statements.

“Loan Month” means each calendar month during the term of the Loan; provided, however, that the first Loan Month shall commence on the Closing Date and end on the last day of the calendar month in which the Closing occurs.

“Management Agreement” means the CELLC Agreement and any other agreement pursuant to which any Person has any right or obligation to manage the Property.

“Management Fee” means the fee earned by the Manager(s) pursuant to the terms of the Management Agreement(s).

“Manager” means the Person(s) charged with management of the Property pursuant to the Management Agreement(s). The Cambay Group, Inc. is currently the Manager and CELLC performs certain rent collection and marketing functions pursuant to the CELLC Agreement.

“Master Lease Base Rent” is defined in Section 5.33(A).

“Master Lease Percentage Rent” is defined in Section 5.33(A).

“Material Adverse Effect” means (A) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower or any Borrower Party, or (B) the material impairment of the ability of Borrower or a Borrower Party to perform its material obligations under any Loan Documents, or (C) the material impairment of the ability of Lender to enforce or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then occurring events and existing conditions would result in a Material Adverse Effect.

“Maturity Date” has the meaning set forth in Section 2.5.

“Monthly Revenue” means, as of any Calculation Date, all revenues due and payable to Borrower during the calendar month in which such Calculation Date occurs under all Leases in place on such Calculation Date, all as determined in accordance with GAAP, subject to the limitations and exclusions set forth below in this definition. With respect to revenues to Borrower relating to the Colocation Space or the Master Lease: (a) until the Master Lease has been entered into (including, without limitation, the calculation of Monthly Revenue for purposes of Closing Date Net Cash Flow), an amount equal to $63,595 shall be included in Monthly Revenue, and (b) after the Master Lease has been entered into, only Master Lease Base Rent shall be included in Monthly Revenue, and in no event shall Master Lease Percentage Rent, or any portion thereof, or any Colocation License revenue be included in Monthly Revenue.

Monthly Revenue shall exclude: (i) interest income; (ii) extraordinary or non-recurring items of revenue, all as determined by Lender in its reasonable discretion; (iii) proceeds (other than insurance proceeds in respect of business interruption or rent loss insurance) recovered by Borrower from insurers pursuant to Borrower’s casualty insurance policies or from condemnation proceedings affecting the Property, or from litigation proceeds, sale or refinancing proceeds and any other non-recurring income from extraordinary events; (iv) revenues with respect to pre-paid rent (until earned); (v) amounts funded from Reserves; (vi) revenues with respect to any Leases: (1) that have a remaining term of one year or less; (2) that are in material default beyond applicable cure periods; or (3) are with tenants or subsidiaries of Persons (or have been guaranteed by Persons): (X) who are debtors in a proceeding under (or whose parent company is a debtor in a proceeding under) the Bankruptcy Code, (Y) have liquidated or dissolved or (Z) are Affiliates of any Borrower Party (other than the Master Lease in the case of the foregoing clause (Z)).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years, or for which Borrower or any ERISA Affiliate has any liability, including contingent liability.

“Net Cash Flow” shall be calculated on each Calculation Date (with respect to the period ending on the final day of the immediately preceding Loan Month) and shall mean (a) all Gross Revenue of the Property less (b) the sum of all Expenses of the Property. All calculations of Gross Revenue, Expenses and Net Cash Flow shall be subject to Lender’s approval.

“New Payment Date” is defined in Section 2.4(A).

“Note A” is defined in Section 2.1.

“Note B” is defined in Section 2.1.

“Note A Default Rate” is defined in Section 2.2.(B)

“Note A Interest Rate” is defined in Section 2.2(A).

“Note A Interest Rate Spread” shall mean (a) three percent (3.00%) during the Initial Term, (b) three and one-half percent (3.50%) during the First Extension Term, and (c) four percent (4.00%) during the Second Extension Term.

“Note B Default Rate” is defined in Section 2.2(B).

“Note B Interest Rate” is defined in Section 2.2(A).

“Note B Interest Rate Spread” shall mean (a) seven percent (7.00%) from the Closing Date until July 1, 2006, (b) seven and one-half percent (7.50%) during the First Extension Term, and (c) eight percent (8.00%) during the Second Extension Term.

“Notes” means Note A and Note B together, and “Note” shall mean each of Note A and Note B individually.

“Obligations” means all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Lender under the Loan Documents, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower.

“Operating Account” is defined in Section 7.3.

“Operating Budget” means Borrower’s budget setting forth Borrower’s best estimate, after due consideration, of all revenue, costs and expenses, Gross Revenue, Expenses, and Net Cash Flow, as those terms are used herein, which budget has been approved by Lender in accordance herewith.

“Original Payment Date” means the first day of each calendar month. “Outside Director” is defined in Section 9.2.

“Ownership Interests” is defined in Section 9.1.

“Payment Date” means the Original Payment Date or the New Payment Date, as applicable.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Part 3 of Title I of ERISA, Title IV of ERISA or Section 412 of the IRC and (i) which is maintained for employees of Borrower, or any of its ERISA Affiliates, (ii) which has at any time within the preceding six (6) years been maintained for the employees of Borrower or any of its current or former ERISA Affiliates, or (iii) for which Borrower or any ERISA Affiliate has any liability, including contingent liability.

“Permitted Encumbrances” means (i) the Deed of Trust and the liens and encumbrances of the Loan Documents in favor of Lender, (ii) the items shown in Schedule B to Lender’s policy of title insurance issued with respect to the Deed of Trust as of the Closing, (iii) future liens for property taxes and assessments not then delinquent, (iv) equipment leases approved by Lender in writing, and (v) any other lien or encumbrance to which Lender may expressly consent in writing.

“Permitted Expenses” shall have the meaning set forth in Section 7.4.

“Permitted Investments” shall mean any investment suitable for the investment of escrows and reserves established under mortgage loans included in a Securitization in which some or all of the certificates issued are rated “AAA” (or the equivalent rating) by the Rating

Agencies, as the standards therefor are established from time to time, or such investments which are otherwise reasonably acceptable to Lender. If the Loan is subject to a Securitization, then the Rating Agencies referred to immediately above shall be the Rating Agencies that have rated the securities issued in such Securitization.

“Permitted Transfer” is defined in Section 10.1.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental Person, the successor functional equivalent of such Person).

“Prepayment Consideration” shall mean: (1) as to any prepayment or repayment of Tranche A made by Borrower other than scheduled principal amortization payments, an amount equal to the sum of (i) 1% of the amount of principal of the Loan being prepaid or repaid, plus (ii) the Breakage Costs, and (2) as to any prepayment or repayment of Tranche B other than scheduled amortization payments, an amount equal to the Breakage Costs. Notwithstanding the foregoing to the contrary: (A) in the event that the Loan is prepaid or repaid in full with proceeds of a loan made by Lender to refinance the Loan during the final ninety (90) days of the Initial Term of the Loan, the Prepayment Consideration for prepayments or repayments of Tranche A for such period shall be reduced to an amount equal to the Breakage Costs, or (B) in the event that the Loan is prepaid or repaid in full during the final thirty (30) days of the Initial Term of the Loan other than with proceeds of a loan made by Lender to refinance the Loan, the Prepayment Consideration for a repayment of Tranche A on such date shall be an amount equal to the sum of (x) 0.375% of the amount of principal of the Loan being prepaid or repaid, plus (y) the Breakage Costs.

“Primary Borrower Parties” has the meaning set forth in the preamble.

“Property” means the real property which serves as collateral for the Loan and which shall be encumbered by the Deed of Trust. The Property is commonly known as 200 Paul Avenue, San Francisco, California.

“Property Affiliate” means any Affiliate of Borrower (other than Sole Member and Guarantor) operating in the Property or deriving revenues from or paying expenses in connection with the operation, maintenance, use and/or management of the Property.

“Rating Agency” shall mean any of S&P, Moody’s Investors Service, Inc. or Fitch, Inc. or any other nationally-recognized statistical rating organization designated by Lender in its sole and absolute discretion.

“Rating Criteria” with respect to any Person, shall mean that (i) the short-term unsecured debt obligations of such Person are rated at least “A-1” by S&P and, if rated by another Rating Agency, are rated in an equivalent category by such other Rating Agency, if deposits are held by such person for a period of less than 30 days, or (ii) the long-term unsecured debt obligations of such Person are rated at least “AA-” by S&P and, if rated by another Rating

Agency, are rated in an equivalent category by such other Rating Agency, if deposits are held by such person for a period of thirty (30) days or more.

“Receipts” shall mean all revenues, receipts and other payments of every kind arising from ownership or operation of the Property, including, without limitation, all Lease Termination Fees and other non-recurring payments from tenants.

“Rent Roll” is defined in Section 3.1(Y).

“Replacement Reserve” means the reserve established pursuant to Section 6.2.

“Reserves” means collectively, the Impositions and Insurance Reserve, the Replacement Reserve, the Deferred Maintenance Reserve, the Hazardous Material Remediation Reserve and the Cap Purchase Reserve.

“Reserve Statement” is defined in Section 6.5.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Second Extension Term” is defined in Section 2.5.

“Secondary Market Transaction” is defined in Section 10.1.

“Securities” (whether or not capitalized) means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securitization” shall mean a rated offering of securities representing direct or indirect interests in one or more mortgage loans or the right to receive income therefrom.

“Security Deposit Account” is defined in Section 7.1(A).

“Servicer” means a servicer selected by Lender from time to time in its sole and absolute discretion to service the Loan.

“Sole Member” is defined in the preamble.

“Survey” is defined in Subsection 3.1(P).

“Tax Liabilities” has the meaning given to such term in Section 2.8.

“Termination Event” means: (A) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder; (B) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) or 4068(f) of ERISA; (C) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; (D) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; (E) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (F) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan; (G) the imposition of a Lien pursuant to Section 412 of the IRC or Section 302 of ERISA; (H) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (1) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Title Company” means North American Title Company, Inc., as agent for First American Title Insurance Company, or such other nationally-recognized title insurance company as may be designated by Lender.

“Title Policy” means a mortgagee’s policy or policies of title insurance pertaining to the Deed of Trust issued to Lender in connection with the Closing.

“Tranche A” shall mean the portion of the Loan evidenced by Note A.

“Tranche B” shall mean the portion of the Loan evidenced by Note B.

“Trust Account” shall mean a segregated trust account maintained by a corporate trust department of a federal depository institution or a state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations § 9.10(B), which has corporate trust powers and is acting in its fiduciary capacity.

“Waiving Party” is defined in Article 13.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial Statements and other information furnished to Lender pursuant to Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation, except as expressly stated herein otherwise.

1.3 Other Definitional Provisions. References to “Articles”, “Sections”, “Subsections”, “Exhibits” and “Schedules” shall be to Articles, Sections, Subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, “hereof’, “herein”, “hereto”, “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific article, section, subsection, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed by the words

“without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

ARTICLE 2

AMOUNTS AND TERMS OF THE LOAN

2.1 Loan; Note; Terms.

(A) The Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower Parties contained herein, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, a loan in the amount of $52,000,000.00 (such loan and the obligation of Borrower to repay the same together with all interest and other amounts from time to time owing hereunder, the Notes or the other Loan Documents may be referred to as the “Loan”).

(B) Notes. On the Closing Date, Borrower shall execute and deliver to Lender (1) a Promissory Note A, dated of even date herewith made by Borrower to the order of Lender, in the original principal amount of $45,000,000.00 evidencing a portion of the Loan, and (2) a Promissory Note B, dated of even date herewith made by Borrower to the order of Lender, in the original principal amount of $7,000,000.00 evidencing a portion of the Loan. “Note A” shall mean the aforesaid Promissory Note A, and also any additional or replacement promissory notes executed and delivered by Borrower to Lender in accordance with this Agreement. “Note B” shall mean the aforesaid Promissory Note B, and also any additional or replacement promissory notes executed and delivered by Borrower to Lender in accordance with this Agreement.

(C) Use of Proceeds. The proceeds of the Loan funded at Closing shall be used to (i) refinance the Existing Loan for the Property; (ii) pay all recording fees and taxes, title insurance premiums, the reasonable costs and expenses incurred by Lender, including the legal fees and expenses of counsel to Lender, and other costs and expenses approved by Lender (which approval will riot be unreasonably withheld) related to the Loan; and (iii) establish the Reserves required hereunder.

2.2 Interest on the Note.

(A) Rate of Interest. The outstanding principal balance of Tranche A shall bear interest at a rate per annum equal to the Note A Interest Rate. The “Note A Interest Rate” shall be the rate of interest per annum equal to the sum of the Note A Interest Rate Spread plus the LIBO Rate. The outstanding principal balance of Tranche B shall bear interest at a rate per annum equal to the Note B Interest Rate. The “Note B Interest Rate” shall be the rate of interest per annum equal to the sum of the Note B Interest Rate Spread plus the LIBO Rate. The Note A Interest Rate and Note B Interest rate for each calendar month shall be determined by reference to the LIBO Rate in effect on the penultimate Business Day of the immediately preceding calendar month.

(B) Default Rate. Notwithstanding the foregoing, after the occurrence of an Event of Default and for so long as such Event of Default continues and in any event from and after the maturity of the Loan, Tranche A shall bear interest until paid in full at a rate per annum that is five percent (5.00%) in excess of the Note A Interest Rate (the “Note A Default Rate”) and Tranche B and all other Obligations owing to Lender shall bear interest until paid in full at a rate per annum that is five percent (5.00%) in excess of the Note B Interest Rate (the “Note B Default Rate”).

(C) Computation of Interest. Interest on the Loan and all other Obligations owing to Lender shall be computed on the basis of a 360-day year, and shall be charged for the actual number of days elapsed during any month or other accrual period.

(D) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this subsection shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations owing to Lender for accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation owing to Lender is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations owing to Lender shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Obligations owing to Lender had the rate of interest not been limited to the Maximum Rate during such period. If the Default Rate shall be finally determined to be unlawful, then the Interest Rate shall be applicable during any time when the Default Rate would have been applicable hereunder, provided however that if the Maximum Rate is greater or lesser than the Interest Rate, then the foregoing provisions of this paragraph shall apply. It is expressly stipulated and agreed that it is the intent of Borrower and Lender to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Agreement, any Note, the Deed of Trust or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate. Borrower and any other Persons now or hereafter becoming liable for payment of the Indebtedness shall never be liable for interest in excess of the Maximum Rate. If under any circumstances the aggregate amounts paid on the Obligations include amounts which by law are deemed interest which would exceed the Maximum Rate, Borrower stipulates that such amounts will be deemed to have been paid as a result of an error on the part of both Borrower and Lender, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the Person making such payment, refund the amount of such excess or, at the Lender’s option, credit such excess against the unpaid principal balance of the Obligations; provided, however, notwithstanding any other provision of this Agreement to the contrary, Borrower shall not be required to pay to Lender the Prepayment Consideration with respect to any such credit against the unpaid principal balance of the Obligations. In addition, all sums paid or agreed to be paid to the holder or holders of the Indebtedness for the use, forbearance or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Indebtedness. The provisions of this Section 2.2(D) shall control all agreements, whether now or hereafter existing and whether written or oral, between the Borrower and Lender.

(E) Late Charges. If any payment of principal, interest or other sums due hereunder or under any of the other Loan Documents is not paid on the due date thereof, Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late fee in an amount equal to three percent (3.00%) of such principal, interest or other sums due hereunder; provided, however, with respect to monthly payments of debt service only, if: (i) Borrower is not in Default hereunder; (ii) there are sufficient funds on deposit in the Debt Service Sub-Account to pay such debt service; (iii) Lender does not apply the funds on deposit in the Debt Service Sub-Account towards the payment of such debt service; and (iv) Borrower and its Affiliates do not interfere, or attempt to interfere, with such application of funds, then Lender shall waive any late charge arising from Borrower’s failure to pay such debt service on the due date thereof.

2.3 Interest Rate Cap Agreement.

(A) As a condition to Closing, Borrower shall pledge (free and clear of all Liens relating to the Existing Loan or any pledge of such Existing Loan Cap in connection with the Existing Loan) and deliver to Lender the interest rate cap agreement relating to the Existing Loan (“Existing Loan Cap”). Such pledge shall be consented to by the provider of such Existing Loan Cap. Borrower shall maintain the Existing Loan Cap in the possession of Lender, in full force and effect, until Borrower delivers to Lender the Cap required pursuant to Section 2.3(B) below.

(B) Not later than February 28, 2003, Borrower shall purchase and pledge and deliver to Lender a new interest rate cap agreement satisfying the criteria set forth herein (a “Cap”) to replace the Existing Loan Cap. Borrower shall maintain such a Cap in the possession of Lender, in full force and effect, until all Obligations are fully and finally repaid. Each Cap provided hereunder (i) shall have a notional amount equal to the outstanding principal balance of the Loan as such principal balance is from time-to-time reduced in accordance with payments made in accordance with the amortization schedule contemplated by Section 2.4(C), (ii) shall provide that to the extent that the LIBO Rate exceeds the rate of interest per annum equal to the Ceiling Rate, then the Cap Provider shall pay to Lender not less than the amount of interest that would accrue from time to time on the principal balance of the Loan at a per annum rate equal to the difference between the LIBO Rate and the Ceiling Rate, (iii) shall be in form and substance reasonably satisfactory to Lender, (iv) shall have a term expiring no earlier than the then applicable Maturity Date, and (v) shall be issued by a financial institution with a credit rating of “AA” or better as issued by S&P (the “Cap Provider”) and otherwise acceptable to Lender in Lender’s reasonable discretion at the time that the Cap is issued. In the event the Cap Provider’s rating falls below “AA” at any time during the term of a Cap, Borrower shall, within ten (10) Business Days of notice from Lender, purchase a new Cap, meeting the criteria set forth herein, from a Cap Provider with a rating of “AA” or better. Within ten (10) Business Days prior to the expiration of each Cap, Borrower shall deliver a replacement Cap to Lender. The Ceiling Rate for the Cap to be provided not later than February 28, 2003 and for each replacement Cap shall be 7.25%.

2.4 Payments.

(A) Date and Time of Payment. Commencing on the Payment Date of the second calendar month following the Closing and continuing on the Payment Date of each month thereafter until all Obligations are finally repaid in full, Borrower shall pay to Lender (i) interest accrued on Tranche A and Tranche B during the calendar month preceding such Payment Date, and (ii) the principal amortization payments described in Section 2.4(C) below. Notwithstanding the above, on the Closing Date Borrower shall pay to Lender an amount equal to the interest which will accrue on the principal balance of the Loan calculated at the Note A Interest Rate with respect to Tranche A and at the Note B Interest Rate with respect to Tranche B from and after the Closing Date through and including the last day of the calendar month during which the Closing occurs. Borrower shall receive credit for payments transferred to the account of Lender as provided below if such funds are received by Lender by 2:00 p.m. (New York time) on such day. In the absence of timely receipt, such funds shall be deemed to have been paid by Borrower on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day. Notwithstanding anything contained herein to the contrary, Lender shall have the right, to be exercised not more than once during the term of the Loan, to change the Original Payment Date to a date other than the first (1st) day of each month (a “New Payment Date”), on ten (10) days prior written notice to Borrower; provided, however, that any such change shall not modify the amount of regularly scheduled monthly payments, except that the first payment on the New Payment Date shall be accompanied by interest calculated at the Note A Interest Rate with respect to Tranche A and at the Note B Interest Rate with respect to Tranche B for the period from the Original Payment Date in the month in which the New Payment Date first occurs to the New Payment Date.

(B) Manner of Payment. Borrower promises to pay all of the Obligations relating to the Loan as such amounts become due or are declared due pursuant to the terms of this Agreement. All payments by Borrower on the Loan shall be made without deduction, defense, set off or counterclaim and in immediately available funds delivered to Lender by wire transfer to such accounts at such banks as Lender may from time to time designate.

(C) Principal Payments on Note. Commencing on the Payment Date occurring in March 2003 and on each Payment Date thereafter to and including the Payment Date occurring in March 2004, Borrower shall make a principal amortization payment in the amount of $300,000.00. Commencing on the Payment Date occurring in April 2004 and on each Payment Date thereafter to and including the Payment Date occurring in June 2006, Borrower shall make principal amortization payments as shown on the amortization schedule attached as Exhibit B hereto, which monthly principal amortization payments are equal to the principal component of the level monthly payments which would be required to fully amortize a loan having a principal balance of $48,100,000 and a per annum interest rate of 7% over a fifteen (15) year period. In the event the Maturity Date of the Loan is extended pursuant to Section 2.5 below, then commencing on the Payment Date occurring in July 2006 and on each Payment Date thereafter Borrower shall make principal amortization payments as shown on the amortization schedule attached as Exhibit B hereto, which monthly principal amortization payments are equal to the principal component of the level monthly payments which would be required to fully amortize a loan having a principal balance of $43,793,986 and a per annum interest rate of 7% over a ten (10) year period. Prior to the occurrence of an Event of Default, all monthly principal amortization payments made by Borrower in accordance with this Section 2.4(C) shall be applied (i) to reduce the outstanding principal balance of Note B until Note B has been repaid in full, and (ii) thereafter to reduce the outstanding principal balance of Note A. During the continuation of an Event of Default, Lender may allocate and apply the principal amortization payments between Tranche A and Tranche B as Lender determines in its sole and absolute discretion.

2.5 Maturity. To the extent not sooner due and payable in accordance with the Loan Documents, the then outstanding principal balance of the Loan, all accrued and unpaid interest thereon, the applicable Prepayment Consideration, and all other sums then owing to Lender pursuant to the Loan Documents, shall be due and payable on July 1, 2006 (the “Maturity Date”). Notwithstanding the foregoing to the contrary, upon the request of the Borrower and satisfaction of the requirements set forth in this Section 2.5, the Maturity Date of the Loan may be extended for up to two (2) additional twelve (12) month periods (to July 1, 2007 and July 1, 2008, respectively; the period commencing on July 2, 2006 and ending on July 1, 2007 is referred to herein as the “First Extension Term”, and the period commencing on July 2, 2007 and ending on July 1, 2008 is referred to herein as the “Second Extension Term”), provided that: (i) such request for extension is made in writing (A) with respect to the First Extension Term, no earlier than March 31, 2006 and no later than April 30, 2006, and (B) with respect to the Second Extension Term, no earlier than March 31, 2007 and no later than April 30, 2007, (ii) no Default or Event of Default has occurred and is then continuing (at the date of each request for each such extension and at all times thereafter to and including the then scheduled Maturity Date which is being extended), (iii) on each of (A) the date of the request for such extension and (B) the then scheduled Maturity Date which is being extended, the chief financial officer of the Borrower provides Lender with a written certificate certifying that no Default or Event of Default has occurred and is then continuing, (iv) Borrower has, not later than May 31, 2006 with respect to the First Extension Term and not later than May 31, 2007 with respect to the Second Extension Term, purchased and delivered to Lender a Cap from a Cap Provider reasonably acceptable to Lender (and otherwise complying with the terms hereof) with a term expiring no earlier than the applicable date to which the Maturity Date shall be extended and Borrower has collaterally assigned such Cap to Lender pursuant to a collateral assignment of interest rate protection agreement in form and substance satisfactory to Lender, (v) the Net Cash Flow as determined by Lender in accordance with this Agreement as of March 31 prior to the then scheduled Maturity Date (the “Extension NCF Determination Date”) (based on information delivered to Lender as of the Calculation Date occurring in April 2006 with respect to the First Extension Term and April 2007 with respect to the Second Extension Term) is equal to or exceeds the Closing Date Net Cash Flow and as of such scheduled Maturity Date there has been no material adverse change (as determined by Lender) in Net Cash Flow since the Extension NCF Determination Date, and (vi) Borrower pays to Lender concurrently with the delivery to Lender of the applicable request for extension a nonrefundable extension fee equal to (x) with respect to the First Extension Term, one-half of one percent (0.5%) of the then outstanding principal amount of the Loan (as of the date of request for extension), and (y) with respect to the Second Extension Term, one percent (1.0%) of the then outstanding principal amount of the Loan (as of the date of request for extension).

2.6 Prepayments.

(A) Borrower’s Right to Prepay. The Loan may be prepaid in whole or in part at any time, provided that together therewith Borrower also shall pay all accrued and unpaid interest, the applicable Prepayment Consideration, and, if the Loan is prepaid in whole, all other Obligations.

(B) Consideration Due on All Repayments. Notwithstanding anything else in the Loan Documents (but subject to the foregoing Section 2.6(A)), if any prepayment (or repayment) of all or any portion of the principal amount of the Loan shall occur, whether prior to, on, or after the Maturity Date and whether such prepayment is voluntary, involuntary, on account of acceleration of the Loan (whether or not due to an Event of Default), or otherwise, then (except only as to (i) a prepayment of insurance or condemnation proceeds required by Lender pursuant to the Deed of Trust in the absence of an Event of Default or (ii) scheduled payments of principal made pursuant to Section 2.4(C)) Borrower shall pay to Lender, as liquidated damages and compensation for costs incurred, and in addition to all other amounts due and owing to Lender, an amount equal to the Prepayment Consideration.

(C) Conditions to Prepayment. As to any prepayment, all of the following conditions shall apply in favor of Lender: Borrower shall have no right to make any prepayment if any Default or Event of Default has occurred and is continuing other than a prepayment of all of the outstanding principal amount of the Loan. Borrower shall provide not more than sixty (60) days’ and not less than thirty (30) days’ prior irrevocable written notice of any prepayment. Any and all prepayments shall occur on the Payment Date. If any prepayment occurs other than on the Payment Date, then together with such prepayment Borrower also shall pay to Lender the amount of interest that would have accrued on the principal amount being prepaid from the date of prepayment to the earlier of (a) the Payment Date of the following calendar month and (b) the Maturity Date.

2.7 Outstanding Balance. The balance on Lender’s books and records shall be presumptive evidence (absent manifest error) of the amounts owing to Lender by Borrower; provided that any failure to record any transaction affecting such balance or any error in so recording shall not limit or otherwise affect Borrower’s obligation to pay the Obligations. Upon discovery of any manifest error, Lender shall correct such manifest error.

2.8 Taxes.

(A) No Deductions. Any and all payments or reimbursements made hereunder or under the Note shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto arising out of or in connection with the transactions contemplated by the Loan Documents (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto [excluding taxes imposed on net income in accordance with the following sentence] herein “Tax Liabilities”). Notwithstanding the foregoing, Borrower shall not be liable for taxes imposed on the net income of Lender by the jurisdiction under the laws of which Lender is organized or doing business or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of Lender’s applicable lending office or any political subdivision thereof. If Borrower shall be required by law to deduct any such Tax Liabilities (or amounts in estimation or reimbursement for the same) from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.

(B) Changes in Tax Laws, Eurodollar Costs. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

(a) does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loan, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for taxes imposed on the net income of Lender by the jurisdiction under the laws of which Lender is organized or doing business or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of Lender’s applicable lending office or any political subdivision thereof); or

(b) does or will impose, modify, or hold applicable, in the reasonable determination of Lender, any reserve, special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by or deposits or other liabilities in or for the account of, advances or loans by, commitments made or other credit extended by, or any other acquisition of funds by, Lender or any Affiliate of Lender; or

(c) does or shall impose on Lender or any Affiliate of Lender any other condition or increased cost (other than those referenced in this Section) in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to Lender of making or continuing the Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, upon its demand, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the applicable other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower of the event by reason of which Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

2.9 Reasonableness of Charges. The Borrower Parties agree that (i) the actual costs and damages that Lender would suffer by reason of a default (exclusive of the attorneys’ fees and other costs incurred in connection with enforcement of Lender’s rights under the Loan Documents), prepayment or repayment would be difficult and needlessly expensive to calculate and establish, and (ii) the amounts of the Default Rate, the late charges, and the Prepayment Consideration are reasonable, taking into consideration the circumstances known to the parties at this time, and (iii) such Default Rate and late charges and Lender’s attorneys’ fees and other costs and expenses incurred in connection with enforcement of Lender’s rights under the Loan Documents shall be due and payable as provided herein, and (iv) such Default Interest, late charges, Prepayment Consideration, and the obligation to pay Lender’s attorneys’ fees and other enforcement costs do not, individually or collectively, constitute a penalty.

ARTICLE 3

CONDITIONS TO LOAN

3.1 Conditions to Funding of the Loan on the Closing Date. The obligations of Lender to fund the Loan are subject to the prior or concurrent satisfaction or waiver of the conditions set forth below, and to the satisfaction of any other conditions specified herein or elsewhere in the Loan Documents. Where in this Section any documents, instruments or information are to be delivered to Lender, then the condition shall not be satisfied unless (i) the same shall be in form and substance satisfactory to Lender, and (ii) if so required by Lender, Borrower shall deliver to Lender a certificate duly executed by Borrower stating that the applicable document, instrument or information is true and complete and does not omit to state any information without which the same might reasonably be deemed materially misleading.

(A) Loan Documents. On or before the day prior to the Closing Date, Borrower shall execute and deliver and cause to be executed and delivered to Lender all of the Loan Documents specified in Schedule 3.1(A), together with such other Loan Documents as may be reasonably required by Lender, each, unless otherwise noted, of even date herewith, duly executed, in form and substance satisfactory to Lender and in quantities designated by Lender (except for the Note, only the original of which shall be signed), which Loan Documents shall become effective upon the Closing.

(B) Performance of Agreements, Truth of Representations and Warranties. Each Borrower Party and all other Persons executing any agreement on behalf of any Borrower Party shall have performed in all material respects all agreements which this Agreement provides shall be performed on or before the Closing Date. The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date.

(C) Searches. Lender shall have received certified copies of UCC, judgment, tax lien, bankruptcy and litigation search reports with respect to all Borrower Parties, all dated not more than thirty (30) days prior to the Closing Date, and delivered not later than ten (10) days prior to the Closing Date.

(D) Opinions of Counsel. On or before the Closing Date, Lender shall have received from Morrison & Foerster LLP, counsel for Borrower, its written opinions in the form of Exhibit C. Also on or before the Closing Date, Lender shall have received opinions required by Lender from Delaware counsel necessitated by Borrower’s structure. By execution of this document, Borrower authorizes and directs such counsel to render such opinions and deliver the same to Lender on or before the Closing Date.

(E) Closing Certificate. On or before the Closing Date, Lender shall have received certificates of even date herewith executed on behalf of Borrower by the chief financial officer (or similar officer of Borrower) truly and correctly stating that: (i) on such date, no Default or Event of Default has occurred and is continuing; (ii) no material adverse change in the financial condition or operations of the business of Borrower or the projected cash flow of Borrower has occurred since Borrower’s formation based upon proforma financial statements of Borrower as of the Closing Date (or if there has been any change, specifying such change in detail); (iii) the representations and warranties set forth in this Agreement are true and correct in all material respects on and as of such date with the same effect as though made on and as of such date (or if any such representations or warranties require qualification, specifying such qualification in detail); (iv) there has been no material change in any of the documents, instruments, or information delivered to Lender pursuant to this Article (or if there has been any change, specifying such change in detail); and (v) Borrower on such date is in compliance with all the terms and provisions set forth in this Agreement on its part to be observed and performed, (vi) after giving effect to the Loan, the fair salable value of the assets of Borrower will exceed the probable liability on its debts, that Borrower will be able to pay its debts as they mature and that Borrower will have sufficient capital to conduct its business, and (vii) no facts or circumstances have occurred that would change the accuracy of the search reports delivered to Lender pursuant to Section 3.1(C).

(F) Insurance Policies and Endorsements. On or before the tenth (10th) day prior to the Closing Date, Lender shall have received copies of certificates of insurance (dated not more than twenty (20) days prior to the Closing Date) regarding insurance required to be maintained under this Agreement and the other Loan Documents, together with endorsements satisfactory to Lender naming Lender as an additional insured and loss payee, as required by Lender, under such policies. In addition, as to any environmental insurance that Borrower may have as to the Property, the same shall be endorsed to Lender as required by Lender.

(G) Certificates of Formation and Good Standing. On or before the twentieth (20th) day prior to the Closing Date, Lender shall have received copies of the organizational documents and filings of each Borrower Party, together with good standing certificates (or similar documentation) (including verification of tax status) from the state of its formation, from the state in which its principal place of business is located, from the State of California, and from all states in which the laws thereof require such Person to be qualified and/or licensed to do business. Each such certificate shall be dated not more than thirty (30) days prior to the Closing Date, as applicable, and certified by the applicable Secretary of State or other authorized governmental entity. In addition, on or before the Closing Date the secretary or corresponding officer of each Borrower Party, or the secretary or corresponding officer of the partner, trustee, or other Person as required by such Borrower Party’s organizational documents (as the case may be, the “Borrower Party Secretary”) shall have delivered to Lender a certificate stating that the copies of the organizational documents as delivered to Lender are true and complete and are in full force and effect, and that the same have not been amended except by such amendments as have been so delivered to Lender.

(H) Certificates of Incumbency and Resolutions. On or before the tenth (10th) day before the Closing Date, Lender shall have received certificates of incumbency and resolutions of each Borrower Party and its constituents as requested by Lender, approving and authorizing the Loan and the execution, delivery and performance of the Loan Documents, certified as of the Closing Date by the Borrower Party Secretary as being in full force and effect without modification or amendment.

(I) Letter of Direction. On or before the tenth (10th) day prior to the Closing Date, Lender shall have received a letter of direction, which may be an initialed settlement statement prepared by the Title Company, from Borrower addressed to Lender with respect to the disbursement of the proceeds of the Loan.

(J) Financial Statements. On or before the tenth (10th) day prior to the Closing Date, Lender shall have received such financial statements and other financial information as shall be satisfactory to Lender for each of the Borrower Parties (including for the Guarantor) and for the Property. If any such statements are not available for Property, then Borrower shall provide such financial reports as are available. All such financial statements shall be certified to Lender by the applicable Borrower Party (through its chief financial officer), which certification shall be in form and substance reasonably satisfactory to Lender.

(K) Operating and Capital Expenditure Budgets. On or before the tenth (10th) day prior to the Closing Date, Lender shall have received and reasonably approved the Operating Budgets and Capital Expenditure Budgets for the Property for the remainder of the current calendar year and for the immediately succeeding calendar year.

(L) Appointment of Agent for Service. On or before the tenth (10th) day prior to the Closing Date, Lender shall have received evidence satisfactory to Lender that CT Corporation System, Ltd. has been appointed as Borrower’s agent for service of process, and evidence of retention of said agent.

(M) Documentation Regarding Application of Proceeds. On or before the tenth (10th) day prior to the Closing Date, Lender shall have received wiring instructions from Borrower regarding the application of the available proceeds of the Loan.

(N) Management Agreements. Prior to the Closing, Lender shall have received certified copies of the Management Agreement (including the CELLC Agreement) and any leasing brokerage agreements pertaining to the Property; and not later than ten (10) days prior to the Closing, Lender shall have received Subordinations of Management Agreement, duly executed by (i) the Manager and Borrower and (ii) CELLC and the Borrower.

(O) Title Policy. Prior to the Closing, Lender shall have received a preliminary title report or title commitment for the Property. Prior to the Closing Date, Lender shall have received and approved a pro forma Title Policy for the Deed of Trust, and as of the Closing the Title Company shall be irrevocably committed and prepared immediately to issue the

Title Policy. The Title Policy shall be in form and substance satisfactory to Lender. Without limitation, Lender may require that the Title Policy be issued on the 1970 ALTA form by the Title Company, together with such reinsurance and direct access agreements as Lender may require, insuring that the Deed of Trust is a valid first and prior enforceable lien on the Borrower’s fee simple interest in the Property (including any easements appurtenant thereto) subject only to such exceptions to coverage as are acceptable to Lender. The Title Policy shall contain such endorsements as Lender may require (which are available in the State of California) in form acceptable to Lender, including deletion of the creditors’ rights exception, affirmative endorsement coverage for creditors’ rights risks and an ALTA 3.1 zoning endorsement with parking and loading dock coverage.

(P) Survey. On or before the thirtieth (30th) day prior to the Closing Date, Lender shall have received a survey of the Property, certified to Lender and its successors, assigns and designees and to the Title Company by a surveyor reasonably satisfactory to Lender (the “Survey”). All surveys shall contain the minimum detail for land surveys as most recently adopted by ALTA/ACSM, shall comply with Lender’s survey requirements and shall contain Lender’s standard form certification. Said surveys shall show no state of facts or conditions reasonably objectionable to Lender.

(Q) Appraisal. On or before the thirtieth (30th) day prior to the Closing Date, Lender shall have received an independent appraisal, dated not more than sixty (60) days prior to the Closing Date, of the Property from a state certified appraiser engaged by Lender. Each such appraisal shall conform in all respects to the criteria for appraisals set forth in the Financial Institutions Reform and Recovery Act of 1989 and the regulations promulgated thereunder (as if Lender were an institution under the jurisdiction thereof) and the Uniform Standards of Professional Appraisal Practices of the Appraisal Foundation.

(R) Environmental Assessment. On or before the thirtieth (30th) day prior to the Closing Date, Lender shall have received and approved updated searches of environmental issue related databases.

(S) Licenses, Permits and Approvals. On or before the tenth (10th) day prior to the Closing Date, Lender shall have received copies of the current certificates of occupancy issued with respect to the Property, together with all other applicable licenses, permits and approvals required for the Borrower to own, use, occupy, operate and maintain the Property.

(T) Agreements. On or before the tenth (10th) day prior to the Closing Date, Lender shall have received certified copies of all operating agreements, service contracts and equipment leases, if any, relating to Borrower’s ownership and operation of the Property.

(U) Zoning. On or before the tenth (10th) day prior to the Closing Date, Lender shall have received evidence reasonably satisfactory to Lender as to the zoning and subdivision compliance of the Property provided that an ALTA 3.1 zoning endorsement with parking and loading dock coverage and a subdivision endorsement shall constitute satisfactory evidence.

(V) Property Condition Report. On or before the Closing Date, Lender shall have received an update of the property condition report for the Property, which shall be prepared by an engineer or other consultant satisfactory to Lender. Such update of the property condition report shall be dated no earlier than December l, 2002 and shall be accompanied by a letter from the preparer entitling Lender to rely upon said property condition report and otherwise shall be in form and substance satisfactory to Lender in its sole and absolute discretion. Such report shall set forth any items of deferred maintenance at the Property.

(W) Origination Fee. Lender shall not receive any origination fee in connection with the Loan.

(X) Deposits. The deposits required herein, including without limitation, the initial deposits into the Reserves and Accounts, shall have been made.

(Y) Rent Roll, Leases, Estoppels. Prior to the Closing, Lender shall have received from Borrower a rent roll (the “Rent Roll”) for the Property, certified by Borrower, and in form and substance satisfactory to Lender. The Rent Roll shall constitute a true, correct, and complete list of each and every Lease, together with all extensions and amendments thereof, and shall accurately and completely disclose all annual and monthly rents payable by all tenants, including all percentage rents, if any, expiration dates of the Leases, and the amount of security deposit being held by Borrower under each Lease, if any. Also prior to the Closing, Lender shall have received certified copies of the Leases; and not later than ten (10) days prior to the Closing, Lender shall have received such estoppel certificates and subordination agreements as Lender may reasonably require, duly executed by Borrower and each of the tenants under the Leases.

(Z) Other Review. Lender shall have completed all other review of Borrower Parties, the Property, and such other items as it reasonably determines relevant, and shall have determined based upon such review to fund the Loan. Notwithstanding anything to the contrary in this Section 3.1, Lender shall have a reasonable amount of time to review all documents, instruments and information required to be delivered by Borrower pursuant to this Section 3.1 to confirm and analyze to Lender’s satisfaction the facts, statements and information contained therein.

(AA) Legal Fees: Closing Expenses. Borrower shall have paid any and all reasonable legal fees and expenses of counsel to Lender, together with all recording fees and taxes, title insurance premiums, and other reasonable costs and expenses related to the Closing.

(BB) Evidence of Satisfaction. Lender shall have received such evidence of satisfaction of the foregoing conditions as Lender may reasonably request.

(CC) Commitment Conditions. If a commitment letter agreement or letter of intent shall have been executed by and between Lender and Borrower, such additional conditions as shall be specified in such commitment or letter of intent shall be satisfied.

(DD) Colocation Licenses. All Colocation Licenses shall have been assigned to Borrower.

(EE) Cap. Borrower shall have collaterally assigned the Existing Loan Cap to Lender pursuant to a collateral assignment of interest rate protection agreement in form and substance satisfactory to Lender.

(FF) Satisfaction and Release of Prior Loan. Borrower shall have delivered such funds and documents in form and substance satisfactory to Lender necessary to satisfy the loan (the “Existing Loan”) evidenced by that certain Loan and Security Agreement dated as of June 26, 2000, by and among the Borrower Parties and Lender (the “Existing Loan Agreement”) and to release any documents evidencing, governing or securing the Existing Loan.

(GG) SPE Covenant Compliance Certificate. Borrower and Guarantor shall deliver to Lender a certificate in form and substance satisfactory to Lender certifying that Borrower has never defaulted under or failed to comply with the single-purpose covenants set forth in Section 9(j)(iv) of the limited liability company agreement of Borrower, Article 9 of the Existing Loan Agreement and Article 9 hereof.

ARTICLE 4

BORROWER’S REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make the Loan, Borrower represents and warrants to Lender that the statements set forth in this Article 4, after giving effect to the Closing, will be, true, correct and complete as of the Closing Date. Further, each of the other Borrower Parties represents and warrants to Lender that the statements set forth in this Article 4 pertaining to such party, after giving effect to the Closing, will be, true, correct and complete as of the Closing Date.

4.1 Organization, Powers, Capitalization, Good Standing, Business.

(A) Organization and Powers. Borrower is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware. Borrower was formed under the laws of the State of Delaware on June 20, 2000, and the federal employer identification number (FEIN) for Borrower is 68-0455078. Sole Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Borrower Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, and to enter into each Loan Document to which it is a party and to perform the terms thereof.

(B) Capitalization. The membership interests in Sole Member are as set forth on Schedule 4.1(B)-1, and Sole Member is the sole member in Borrower. All such membership interests are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens, and such membership interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the membership interests in Sole Member are owned by the members and in the amounts set forth on Schedule 4.1(B)-1. No membership interests of such limited liability company, other than those described on such schedule, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition of any membership interests or other securities of such entity. The organizational chart set forth as Schedule 4.1(B)-2 accurately sets forth the ownership structures of Borrower Parties and certain of their Affiliates shown thereon. The ownership interests in Guarantor are as set forth on Schedule 4.1(B)-3.

(C) Qualification. Each Borrower Party is duly qualified and in good standing in the state of its formation. Borrower is also duly qualified and in good standing in the state where the Property is located. In addition, each Borrower Party is duly qualified and in good standing in each state where necessary to carry on its present business and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which each Borrower Party is qualified to do business are set forth on Schedule 4.1(C).

(D) Business. Each Borrower Party is and has always engaged only in the businesses described in Schedule 4.1(D).

(E) Addresses. All offices and places of business of each of the Borrower Parties, and the location of all properties in which any of them has any interest are set forth in Schedule 4.1(E). The principal place of business of each Borrower Party is so designated on said Schedule.

(F) Property Affiliates. As of the Closing Date, Borrower has no Property Affiliates other than (i) CELLC and (ii) Guarantor, as the Manager of the Property.

4.2 Authorization of Borrowing, Etc.

(A) Authorization of Borrowing. Borrower has the power and authority to incur the Indebtedness evidenced by the Notes. The execution, delivery and performance by each Borrower Party of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary partnership, trustee, corporate or other action, as the case may be.

(B) No Conflict. The execution, delivery and performance by each Borrower Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not: (1) violate (x) any provision of law applicable to any Borrower Party; (y) the partnership agreement, certificate of limited partnership, certificate of incorporation, bylaws, declaration of trust, or other organizational documents, as the case may be, of each Borrower Party; or (z) any order, judgment or decree of any court or other agency of government binding on any Borrower Party or any of their respective Affiliates; (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Borrower Party or any of their respective Affiliates; (3) result in or require the creation or imposition of any material Lien (other than the Lien of the Loan Documents) upon the Property or assets of any Borrower Party or any of their respective Affiliates; or (4) except as set forth on Schedule 4.2, require any approval or consent of any Person under any Contractual Obligation of any Borrower Party, which approvals or consents have been obtained on or before the dates required under such Contractual Obligation, but in no event later than the Closing Date.

(C) Governmental Consents. The execution, delivery and performance by each Borrower Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

(D) Binding Obligations. This Agreement is, and the Loan Documents, including the Notes, when executed and delivered will be, the legally valid and binding obligations of each Borrower Party, as applicable, each enforceable against the Borrower Parties, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights. No Borrower Party has any defense or offset to any of its obligations under the Loan Documents. No Borrower Party has any claim against Lender or, to the Knowledge of the Borrower Parties, any Affiliate of Lender.

(E) Defense of Usury. Borrower knows of no facts that would support a claim of usury to defeat or avoid its obligation to repay the principal of, interest on, and other sums or amounts due and payable under, the Loan Documents.

4.3 Financial Statements. All Financial Statements concerning any of the Borrower Parties and their respective Affiliates which have been or will hereafter be furnished by or on behalf of Borrower to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do (or will, as to those statements that are not yet due) present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

4.4 Indebtedness and Contingent Obligations. As of the Closing, none of the Primary Borrower Parties shall have any Indebtedness or Contingent Obligations except for the Obligations or Indebtedness permitted under Section 5.17(B).

4.5 Title to Property. Borrower has good and marketable fee simple title to the Property, subject to the Permitted Encumbrances. Borrower owns and will own (or lease pursuant to equipment leases approved by Lender in writing) at all times all personal property relating to the Property (other than personal property which is both owned by tenants of the Property and not used or necessary for the operation of the Property), subject only to Permitted Encumbrances. Without limitation of the foregoing, Borrower will own or lease pursuant to equipment leases approved by Lender in writing, all furnishings, fixtures and equipment located at the Property that is used by Borrower or necessary for or integral to the operation of the Property, free and clear of any lease, lien or encumbrance except the Permitted Encumbrances. Except for Permitted Encumbrances, the Property and the Leases are free and clear of Liens. There are no proceedings in condemnation or eminent domain affecting the Property or the Leases, and to the knowledge of the Borrower Parties, none is threatened. No Person has any option or other right to purchase all or any portion of the Property or any interest therein. Borrower has advised Lender that it is currently utilizing Property owned by the Peninsula Corridor Joint Powers Board pursuant to an unrecorded license agreement (the “Adjacent Property”). The Adjacent Property is not necessary for the efficient operation of the Property and is not necessary for Borrower to satisfy, or the Property to be in compliance with, any rules, restrictions or requirements of any applicable governmental authority.

4.6 Zoning, Other Laws. The Property is zoned for its current use (and all currently anticipated uses of the Property), which zoning designation is unconditional, in full force and effect, and is beyond all applicable appeal periods. To the Knowledge of Borrower, the Property is in compliance with all applicable zoning, subdivision and land use laws, regulations and ordinances, all applicable health, fire, and building codes, and all other laws applicable to the Property, including without limitation the Americans with Disabilities Act. Borrower knows of no illegal activities relating to controlled substances on the Property. All required permits, licenses and certificates for the lawful use and operation of the Property by Borrower, and to Borrower’s Knowledge, by the tenants, of the Property, including, but not limited to, certificates of occupancy, or the equivalent, have been obtained and are current and in full force and effect. In the event that all or any part of the Improvements located on the Property are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits, other than customary demolition, building and other construction related permits. The Property contains sufficient permanent parking spaces (both regular spaces and handicap spaces) to satisfy all requirements imposed by applicable laws with respect to parking. No legal proceedings are pending or, to the Knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any real estate other than the Property. No tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision will be recorded by Borrower with respect to the Property without Lender’s prior written consent.

4.7 Leases; Agreements.

(A) Agreements. Borrower has provided Lender with true and complete copies of all contracts and agreements affecting the Property (other than agreements between tenants of the Property and non-Borrower Parties or their respective Affiliates) and the operation and management of the Property, including, the Management Agreement, any leasing brokerage agreement, and all Leases, tenancies or other contracts or agreements relating to the use, maintenance, development, operation or management thereof. Except for the rights of Manager pursuant to the Management Agreement, no Person has any right, or obligation to manage the Property or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement that has been delivered to Lender, no Person has any right or obligation to sell, lease, or solicit purchasers or tenants for the Property, or (except for cooperating outside brokers) to receive compensation in connection with such sale or leasing. Borrower holds the entire and unencumbered rights of the landlord under each of the Leases, licenses and other agreements relating to occupancy of space at the Property, and neither Borrower nor any predecessor lessor has heretofore alienated, assigned, pledged or otherwise disposed of or encumbered the Leases, which remains effective as of the date hereof, or any of the sums due or to become due thereunder.

(B) Rent Roll, Disclosure. A true and correct copy of the Rent Roll is attached hereto as Schedule 4.7. Except only as specified in the Rent Roll, (i) the Leases are in full force and effect; (ii) Borrower has not given any notice of default to any tenant under any Lease which remains uncured; (iii) no tenant has any set off, claim or defense to the enforcement of any Lease, (iv) no tenant is in arrears in the payment of rent, additional rent or any other charges whatsoever due under any Lease, or, to the Knowledge of Borrower, is materially in default in the performance of any other obligations under the applicable Lease; (v) Borrower has completed all work or alterations required of the landlord or lessor under each Lease, and all of the other obligations of landlord or lessor under the Leases have been performed; and (vi) there are no rent concessions (whether in form of cash contributions, work agreements, assumption of an Existing Tenant’s other obligations, or otherwise) or extensions of time whatsoever not reflected in such Rent Roll.

(C) Lease Issues. Except as set forth on Schedule 4.7(C), there are no legal proceedings commenced (or, to the Knowledge of the Borrower, threatened) against Borrower by any tenant or former tenant. No rental in excess of one month’s rent has been prepaid under any of the Leases. Each of the Leases is valid and binding on the parties thereto in accordance with its terms. The execution of this Agreement and the other Loan Documents will not constitute an event of default under any of the Leases.

(D) No Residential Units. There are no residential units in the Property, and no portion of the Property is an apartment or other unit subject to any form of rent control, stabilization or regulation. To Borrower’s Knowledge, no person occupies any part of the Property for dwelling purposes.

(E) No Undisclosed Tenants; No Purchase Option. Except for the Leases described in the Rent Roll, there are no Leases. Except for the tenants identified in the Leases that have been delivered to Lender, and the colocators permitted under the Leases, which colocators are set forth on Exhibit D, and any subtenants and/or sublicenses of the foregoing, no Person has any right to occupy any portion of the Property, and to the Knowledge of Borrower after due inquiry, no Person is so occupying any portion of the Property. No Person has an option to purchase the Property or an interest therein.

4.8 Condition of Property. All Improvements are in good condition and repair. Borrower is not aware of any latent or patent structural or other significant defect or deficiency in the Improvements. City water supply, storm and sanitary sewers, and electrical, gas and telephone facilities are available to the Property within the boundary lines of the Property, are fully connected to the Improvements and are fully operational, are sufficient to meet the reasonable needs of the Property as now used or presently contemplated to be used, and no other utility facilities are necessary to meet the reasonable needs of the Property as now used or presently contemplated. The design and as-built conditions of the Property are such that surface and storm water does not accumulate on the Property (except in facilities specifically designed for the same) and does not drain from the Property across land of adjacent property owners in any manner which would have a Material Adverse Effect on the Property or violate any applicable law. Except as shown on the Survey, no part of the Property is within a flood plain and none of the Improvements create encroachment over, across or upon the Property’s boundary lines, rights of way or easements, and no building or other improvements on adjoining land create such an encroachment which could reasonably be expected to have a Material Adverse Effect. All public roads and streets necessary for service of and access to the Property for the current and contemplated uses thereof have been completed and are serviceable and are physically and legally open for use by the public. Any liquid or solid waste disposal, septic or sewer system located at the Property is in good and safe condition and repair and in compliance with all applicable law.

4.9 Litigation; Adverse Facts. Except as set forth on Schedule 4.9, there are no judgments outstanding against any Borrower Party, or affecting any property of any Borrower

Party, nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the Knowledge of Borrower after due inquiry, threatened against any Borrower Party. The actions, charges, claims, demand, suits, proceedings, petitions, investigations and arbitrations set forth on Schedule 4.9 will not result, if adversely determined, and could not reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect and do not relate to and will not affect the consummation of the transactions contemplated hereby.

4.10 Payment of Taxes. All tax returns and reports of each Borrower Party required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges upon such Person and upon its properties, assets, income and franchises which are due and payable have been paid when due and payable. There is not presently pending (and to the Borrower’s Knowledge, there is not contemplated) any special assessment against the Property or any part thereof. No part of the Property is included or assessed under or as part of another tax lot or parcel, and no part of any other property is included or assessed under or as part of the tax lots or parcels comprising the Property. None of the United States income tax returns of Borrower Parties are under audit. No tax liens have been filed and to the best knowledge of the Borrower Parties, no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrower Parties in respect of any taxes or other governmental charges are in accordance with GAAP.

4.11 Adverse Contracts. Except for the Loan Documents, none of Borrower and its Affiliates is a party to or bound by, nor is any property of such Person subject to or bound by, any contract or other agreement which restricts such Person’s ability to conduct its business in the ordinary course or, either individually or in the aggregate, has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect. Except for that certain Exclusive Listing Agreement between Borrower and Insignia/ESG having a term commencing on January 28, 2002, all existing management (property and asset), brokerage or other such similar agreements, whether with an Affiliate or any other Person, with respect to assets owned by Borrower, may be terminated, without cause and without payment of a penalty or fee, on not less than thirty (30) days’ prior written notice in the event that Lender at any time exercises any of its rights to take control (voting or otherwise) of Borrower or the Property. All fees paid under any such agreement with an Affiliate shall be subordinate to the Obligations and all payments due under the Loan Documents.

4.12 Performance of Agreements. No Borrower Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Person which could have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

4.13 Governmental Regulation. No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

4.14 Employee Benefit Plans. Except as set forth on Schedule 4.14:

(A) No Other Plans. Neither Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation (including a contingent obligation) under, any Employee Benefit Plans. No Borrower or ERISA Affiliate maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA), other than a plan which is excluded from coverage under ERISA Title I by reason of Section 4(b) of ERISA, which provides benefits to employees after termination of employment other than as specifically required by Part 6 of Title I of ERISA. No Borrower or Person that is or was an ERISA Affiliate at any time during the immediately preceding six years has ever maintained, been required to contribute to, been required to pay any amount or had any obligation (whether actual or contingent) with respect to any Pension Plan or multiemployer Plan. No Borrower or ERISA Affiliate is the grantor of a grantor trust established pursuant to Subpart E or Subchapter J of the IRC.

(B) ERISA and IRC Compliance and Liability. Each Employee Benefit Plan (i) has been administered in accordance with its terms and (ii) complies in form, and has been maintained and operated in accordance, with the requirements of ERISA and, where applicable, the IRC, except where failure to comply would not result in a material liability to any such Person and except for the failure to adopt any required amendments for which the remedial amendment period as defined in Section 401(b) of the IRC has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the IRC has been determined by the Internal Revenue Service (“IRS”) to be so qualified and each trust related to such plan has been determined to be exempt under Section 501(a) of the IRC. No material liability has been incurred by Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan. Each Borrower and ERISA Affiliate has complied in all material respects with the applicable requirements of Part 6 of Title I of ERISA.

(C) Funding. No Pension Plan has been terminated. No accumulated funding deficiency (as defined in Section 412 of the IRC) has been incurred (without regard to any waiver granted under Section 412 of the IRC), nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the IRC, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the IRC or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA with respect to any Pension Plan.

(D) Prohibited Transactions and Payments. Neither Borrower nor any ERISA Affiliate has: (1) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC; (2) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (3) failed to make a required contribution or payment to a Multiemployer Plan; or (4) failed to make a required installment or other required payment under Section 412 of the IRC.

(E) No Termination Event. No Termination Event has occurred or is reasonably expected to occur. For purposes of the foregoing, a Reportable Event will be considered a Termination Event only if it is required to be reported to the PBGC by Borrower or an ERISA Affiliate.

(F) ERISA Litigation. No material proceeding, claim, lawsuit and/or investigation is existing or, to the Knowledge of Borrower, threatened concerning or involving any (1) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by Borrower or any ERISA Affiliate, (2) Pension Plan or (3) Multiemployer Plan.

4.15 Intellectual Property. Set forth on Schedule 4.15 is a complete listing of all of the material patents, trademarks, tradenames, technology and other intellectual property rights used in the ownership, operation and management of the businesses of each Primary Borrower Party.

4.16 Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable by or pursuant to any contract of any Borrower Party with respect to the issuance or sale of the Note or any of the other transactions contemplated hereby or by any of the Loan Documents. No other similar fees or commissions will be payable by any Borrower Party for any other services rendered ancillary to the transactions contemplated hereby. Borrower hereby indemnifies and holds Lender harmless from and against any and all loss, cost and damage suffered or incurred by Lender as a result of any claim in connection with Borrower’s breach of the representations contained in this Section.

4.17 Environmental Compliance.

(A) No Environmental Claims. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or to the Knowledge of Borrower, threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against Borrower, or relating to the Property or any real property currently or formerly owned, leased or operated by Borrower. Except as disclosed in the Closing Environmental Report delivered to Lender prior to the Closing, neither Borrower nor to the Knowledge of Borrower, any other Person has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against Borrower or relating to the Property.

(B) Storage of Hazardous Materials. Except as disclosed in the Closing Environmental Report delivered to Lender prior to Closing, and except for materials customarily used or stored in connection with operation and management of properties similar to the Property, which materials at the Property exist only in reasonable quantities and are stored, contained, transported, used, released, and disposed of reasonably and without violation of any Environmental Laws, to the Knowledge of Borrower after due inquiry, no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on the Property or any other real property currently or formerly owned, leased or operated by Borrower, or to the Knowledge of Borrower after due inquiry, on adjacent parcels of real property, and no part of such real property, or to the Knowledge of Borrower after due inquiry, no part of such adjacent parcels of real property, including the groundwater located therein or thereunder, is presently contaminated by Hazardous Materials.

(C) Compliance with Environmental Laws. To the Knowledge of Borrower, Borrower has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws.

4.18 Solvency. As of and from and after the Closing, Borrower: (A) owns and will own assets the fair saleable value of which are (1) greater than the total amount of liabilities (including Contingent Liabilities) of Borrower and (2) greater than the amount that will be required to pay the probable liabilities of Borrower’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to Borrower; (B) has capital that is not insufficient in relation to its business as presently conducted or any contemplated or undertaken transaction; and (C) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

4.19 Disclosure. The Loan Documents, the financial statements, and all other documents, certificates or written statements prepared by Borrower, or to the Knowledge of Borrower, documents, certificates or written statements (other than Loan Documents which are addressed above in this Section 4.19) prepared by persons which are not Affiliates of Borrower, and furnished to Lender by or on behalf of Borrower for use in connection with the Loan do not contain any untrue representation, warranty or statement of a material fact, and do not fail to include and will not fail to include any material fact necessary in order to make the statements contained herein or therein not materially misleading. There is no material fact Known to Borrower that has had or will have a Material Adverse Effect and that has not been disclosed in writing to Lender by Borrower.

4.20 Use of Proceeds and Margin Security. The Borrower Parties shall use the proceeds of the Loan only for the purposes set forth herein and consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of the Loan shall be used by Borrower or any Person in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

4.21 Insurance. Set forth on Schedule 4.21 is a complete and accurate description of all policies of insurance for Borrower and the Property that are in effect as of the Closing Date. Borrower is adequately insured under such policies, no notice of cancellation has been received with respect to such policies, and Borrower is in compliance with all conditions contained in such policies.

4.22 Compliance with Laws. To the Knowledge of the Borrower Parties is in violation of any law, ordinance, rule, regulation, order, or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over such Borrower Party, the conduct of their respective businesses or the ownership of their respective properties, which violation or non-compliance would subject Borrower or any of its members, Affiliates, officers or employees to criminal liability or could reasonably be expected to have, either individually or together with all such other violations and non-compliance, a Material Adverse Effect, and no such violation has been alleged. The Borrower Parties have filed in a timely manner all reports, documents and other materials required to be filed by them with any governmental bureau, agency or instrumentality (and the information contained in each of such filings is true, connect and complete in all respects), except where failure to make such filings would not have a Material Adverse Effect. The Borrower Parties have retained all records and documents required to be retained by them pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any governmental authority, except where failure to retain such records would not subject such party or any of its members, Affiliates, officers or employees to criminal liability and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.23 Investments. Borrower has no (i) direct or indirect interest in, including without limitation stock, partnership interest or other securities of, any other Person, or (ii) direct or indirect loan, advance or capital contribution to any other Person, except to the extent of accounts receivable in the ordinary course of business, including all indebtedness and accounts receivable from that other Person.

4.24 Legal Opinions. Borrower has reviewed and is familiar with all opinions of legal counsel to Borrower and any Borrower Parties to be delivered in connection with the Loan. None of the assumptions set forth in such opinions is incorrect.

4.25 Bankruptcy. No Borrower Party is a debtor, and no property of any of them (including the Property) is property of the estate, in any voluntary or involuntary case under the Bankruptcy Code or under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect. No Borrower Party and no property of any of them is under the possession or control of a receiver, trustee or other custodian. No Borrower Party has made any assignment for the benefit of creditors. No such assignment or bankruptcy or similar case or proceeding is now contemplated.

4.26 Defaults. To the best knowledge of the Borrower Parties, no Default or Event of Default exists.

4.27 No Plan Assets. Borrower is not and will not be (i) an employee benefit plan an defined in Section 3(3) of ERISA which is subject to ERISA, (ii) a plan as defined in Section 4975(e)(1) of the IRC which is subject to Section 4975 of the IRC, or (iii) an entity whose underlying assets constitute “plan assets” of any such employee benefit plan or plan for purposes of Title I of ERISA of Section 4975 of the IRC.

4.28 Governmental Plan. Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not and will not be subject to state statutes applicable to such Borrowers regulating investments of and fiduciary obligations with obligations with respect to governmental plans.

4.29 No Subordinate Financing. Except as otherwise expressly approved by Lender in writing in its sole and absolute discretion, no part of any property subject to the Deed of Trust is, or will become, subject to a second mortgage, deed of trust or other type of subordinate lien.

4.30 No Labor or Materialmen Claims. To the Knowledge of the Borrower Parties, all parties furnishing labor and materials have been paid in full and, except for such liens or claims insured against by the policy of title insurance to be issued in connection with the Loan, there are no mechanics’, laborers’ or materialmen’s liens or claims outstanding for work, labor or materials affecting the Property, whether prior to, equal with or subordinate to the lien of the Deed of Trust. None of the Borrower Parties has ordered any work or materials for which payment is due and payable but has not been paid.

ARTICLE 5

COVENANTS OF BORROWER PARTIES

Each Borrower Party covenants and agrees that until payment in full of the Loan, all accrued and unpaid interest and all other Obligations, unless Lender shall otherwise give its prior written consent, such Person shall perform and comply with all covenants in this Article 5 applicable to such Person.

5.1 Financial Statements and Other Reports.

(A) Financial Statements.

(1) Annual Reporting. Within one hundred twenty (120) days after the end of each calendar year, each Borrower Party shall provide, and Borrower shall cause CELLC to provide, true and complete copies of its Financial Statements for such year to Lender. All such Financial Statements (other than Financial Statements for Sole Member and CELLC) shall be audited by a “Big Four” accounting firm or by other independent certified public accountants acceptable to Lender (as of the Closing, KPMG is acceptable to Lender), and shall bear the unqualified certification of such accountants that such Financial Statements present fairly in all material respects the financial position of the subject company. The annual Financial Statements for each Borrower Party and CELLC shall be accompanied by a certification executed by the entity’s chief executive officer, chief financial officer or managing member, satisfying the criteria set forth below. The annual Financial Statements of Borrower also shall be accompanied by a Compliance Certificate. Together with each delivery of annual Financial Statements pursuant to this Section, each Borrower Party (other than Sole Member) will deliver a written statement by its independent certified public accountants (a) stating that the examination has included a review of the terms of this Agreement as such terms relate to accounting matters and also a review of Article 9 hereof, (b) stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default has come to their attention, and (c) if such a condition or event has come to their attention, specifying the nature and period of existence thereof.

(2) Quarterly Reporting - Borrower. Within thirty (30) days after the end of each calendar quarter, Borrower shall provide, and shall cause CELLC to provide, true and complete copies of its Financial Statements for such quarter to Lender, together with a certification executed on behalf of Borrower or CELLC, as applicable, by its chief executive officer, chief financial officer or managing member in accordance with the criteria set forth below. In addition, within the same time, Borrower shall provide certified rental status reports, a statement of the Net Cash Flow calculated as of the end of such quarter (including the calculations and back-up for the same), and a Compliance Certificate.

(3) Quarterly Reporting - Guarantor. Within thirty (30) days after the end of each calendar quarter, Guarantor shall deliver to Lender a letter certified as true and accurate by Guarantor’s Chief Financial Officer truthfully stating that Guarantor then has a net worth in excess of $10,000,000, excluding any net worth arising out of Guarantor’s direct or indirect interest in Borrower or the Property. Any qualifications to such statements shall be satisfactory to Lender.

(4) Monthly Resorting. Within thirty (30) days after the end of each calendar month, Borrower shall provide to Lender operating statements for Borrower and CELLC (or cause CELLC to provide such operating statements) prepared on an accrual basis and in form satisfactory to Lender, (a) for such month, (b) for the year to date, including a comparison of budgeted to actual income and expenses and an explanation of material variances, and (c) for the 12-month period ending in and including the subject month. Along with such operating statements, Borrower shall deliver to Lender: (i) a certification of Borrower’s chief executive officer, chief financial officer or managing member satisfying the criteria set forth below, (ii) a Reserve Statement as required herein, (iii) a certified rent roll of the Property, and (iv) a certified rent roll of the Colocation Space (or cause CELLC to provide such rent roll of the Colocation Space).

(5) Additional Reporting. In addition to the foregoing, each of the Borrower Parties shall promptly provide, and Borrower shall cause CELLC to provide, to Lender such further documents and information concerning its operations, properties, ownership, and finances as Lender shall from time to time reasonably request.

(6) GAAP. The Borrower Parties will maintain, and Borrower will cause CELLC to maintain, systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP. All Financial Statements shall be prepared in accordance with GAAP, consistently applied.

(7) Certifications of Financial Statements, Compliance Certificate. The Financial Statements for each Borrower Party and CELLC submitted under this Section shall be accompanied by a certification in form and substance satisfactory to Lender, executed on behalf of such Borrower Party or CELLC, as applicable, by its chief executive officer, chief financial officer or managing member, stating that such Financial Statements are true and complete and do not omit to state any material information without which the same might reasonably be misleading. In addition, where this Agreement requires a “Compliance Certificate”, Borrower will deliver a certificate duly executed on behalf of Borrower by the chief executive officer, chief financial officer or managing member of Borrower, in form and substance satisfactory to Lender, stating that there does not exist any Default or Event of Default under the Loan Documents (or if any exists, specifying the same in detail), and stating the Net Cash Flow calculated as of the end of the calendar quarter then most recently ended (including the calculations and backup for the same), and stating to the best of Borrower’s knowledge after due inquiry that all Financial Statements, reports, calculations, and other information submitted therewith to Lender are true and materially complete and do not omit to state any material information without which the same might reasonably be misleading.

(8) Fiscal Year. Each Borrower Party represents that its fiscal year and CELLC’s fiscal year ends on December 31, and agrees that it shall not change its fiscal year or cause or permit CELLC to change its fiscal year.

(B) Accountants’ Reports. Promptly upon receipt thereof, each Borrower Party will deliver, and Borrower will cause CELLC to deliver, copies of all significant reports submitted by independent public accountants in connection with each annual, interim or special audit of the Financial Statements or other affairs of such Borrower Party made by such accountants, including the comment letter submitted by such accountants to management in connection with the annual audit.

(C) Tax Returns. Within twenty-five (25) days after filing the same, each Borrower Party shall deliver, and Borrower will cause CELLC to deliver, to Lender a copy of its Federal income tax returns (or the return of the applicable Person into which the Borrower Party’s Federal income tax return is consolidated) certified on its behalf by its chief financial officer (or similar position) to be true and correct.

(D) Annual Operating and Capital Expenditure Budgets. No later than thirty (30) days prior to the expiration of each calendar year, Borrower shall deliver a proposed Operating Budget and a proposed Capital Expenditure Budget for the Property (in each case presented on a monthly and annual basis) to Lender for its review and reasonable approval. The proposed Operating Budget shall identify and set forth Borrower’s best estimate, after due consideration, of all revenue, costs, and expenses, and shall specify Gross Revenue, Expenses, and Net Cash Flow, as those terms are used herein. Additionally, following a material change in tenancy at the Property or other event that Lender reasonably deems material, Lender may request that Borrower revise the then current Operating and Capital Expenditure Budgets accordingly. Within thirty (30) days after request, Borrower shall deliver such revised budgets to Lender for its review and reasonable approval. If any budgets or plans delivered pursuant hereto are not in form and substance reasonably satisfactory to Lender, Lender may disapprove the same and specify the reasons therefor, and Borrower shall promptly amend and resubmit for approval revised budgets or plans, as applicable, making such changes as are necessary to comply with the reasonable requirements of Lender.

(E) Annual Ownership Report. Within one hundred twenty (120) days after the end of each calendar year, each Borrower Party shall deliver to Lender a written statement duly executed on the Borrower Party’s behalf by the chief executive officer, secretary or managing member of the entity, in form and substance satisfactory to Lender, identifying in particularity and detail all direct and indirect ownership and beneficial interests in such Borrower Party, and stating whether any such interest is encumbered or pledged, in each case as of the date of delivery of such notice.

(F) Material Notices.

(1) Borrower shall promptly deliver, or cause to be delivered, copies of all notices given or received by Borrower with respect to noncompliance with any term or condition related to any Indebtedness of Borrower, including Indebtedness under the Loan

Documents, and shall notify Lender within two (2) Business Days of any potential or actual event of default with respect to any such Indebtedness.

(2) Borrower shall promptly deliver to Lender any and all material notices (including without limitation any notice alleging any default or breach) received from any manager, franchisors, licensors, or tenant for or pertaining to the Property.

(G) Events of Default, etc. Promptly upon Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate executed on its behalf by its chief financial officer or similar officer or managing member specifying the nature and period of existence of such condition or event and what action Borrower or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; or (2) any Material Adverse Effect with respect to Borrower.

(H) Litigation. Promptly upon Borrower’s obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any property of Borrower not previously disclosed in writing by Borrower to Lender or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or any property of Borrower which, in each case, is reasonably likely to have a Material Adverse Effect, Borrower will give notice thereof to Lender and provide such other information as may be reasonably available to them to enable Lender and its counsel to evaluate such matter.

(I) Insurance. Within the thirty (30) day period prior to the end of each insurance policy year of Borrower, Borrower will deliver a report in form and substance reasonably satisfactory to Lender outlining all material insurance coverage maintained as of the date of such report by Borrower and all material insurance coverage planned to be maintained by Borrower in the subsequent insurance policy year.

(J) Other Information. With reasonable promptness, each Borrower Party will deliver such other information and data with respect to Borrower, its Affiliates and the Property as from time to time may be reasonably requested by Lender.

5.2 Existence; Qualification. Each Borrower Party will at all times preserve and keep in full force and effect its existence as a limited partnership, limited liability company, or corporation, as the case may be, and all rights and franchises material to its business, including its qualification to do business in each state where it is required by law to so qualify. Without limitation of the foregoing, Borrower shall at all times be qualified to do business in the State of California.

5.3 Payment of Impositions and Claims.

(A) Borrower will pay (1) all Impositions; (2) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets (hereinafter referred to as the “Claims”); and (3) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of Borrower on its business, income or assets; in each instance before any penalty or fine is incurred with respect thereto.

(B) Borrower shall not be required to pay, discharge or remove any Imposition or Claim so long as Borrower contests in good faith such Imposition or Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Property or any portion thereof, so long as: (1) prior to the date on which such Imposition or Claim would otherwise have become delinquent, Borrower shall have given Lender prior written notice of its intent to contest said Imposition or Claim, (2) prior to the date on which such Imposition or Claim would otherwise have become delinquent, Borrower shall have deposited with Lender (or with a court of competent jurisdiction or other appropriate body approved by Lender) such additional amounts as are necessary to keep on deposit at all times, an amount equal to at least one hundred twenty-five percent (125%) (or such higher amount as may be required by applicable law) of the total of (x) the balance of such Imposition or Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon (collectively, the “Imposition Deposit”), (3) no risk of sale, forfeiture or loss of any interest in the Property or any part thereof arises, in Lender’s reasonable judgment, during the pendency of such contest, (4) such contest does not, in Lender’s reasonable discretion, have a Material Adverse Effect, (5) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount of such Imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith, which payment may be made using the Imposition Deposit and Lender shall release the entire Imposition Deposit to Borrower for such payment in accordance with Lender’s requirements and Borrower shall retain any balance. Lender shall have full power and authority to apply any amount deposited with Lender under this subsection to the payment of any unpaid Imposition to prevent the sale or forfeiture of the Property for non-payment thereof, if Lender reasonably believes that such sale or forfeiture is threatened. Lender shall have no liability, however, for failure to so apply any amount deposited. Any surplus retained by Lender after payment of the Imposition for which a deposit was made shall be promptly repaid to Borrower unless an Event of Default shall have occurred, in which case said surplus may be retained by Lender to be applied to the Indebtedness. Notwithstanding any provision of this Section to the contrary, Borrower shall pay any Imposition or Claim which it might otherwise be entitled to contest if an Event of Default shall occur, or if, in the reasonable determination of Lender, the Property is in jeopardy or in danger of being forfeited or foreclosed. If Borrower refuses to pay any such Imposition or Claim, Lender may (but shall not be obligated to) make such payment and Borrower shall reimburse Lender on demand for all such advances.

5.4 Maintenance of Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability, property damage (including earthquake up to the amount of a probable maximum loss with a commercially reasonable deductible based on 16% of replacement cost) and business interruption and/or rental interruption insurance with respect to its business and properties against loss or damage of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Lender and will deliver evidence thereof to Lender. Borrower shall cause Lender to be named as additional insured on all liability insurance policies pursuant to appropriate endorsements in form and substance reasonably satisfactory to Lender.

The requirements of Borrower to maintain insurance coverages are set forth more fully in the Deed of Trust.

5.5 Maintenance of the Property, Performance of Remedial Work; Operations and Maintenance Plan. Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrower, including the Property, and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Without limitation of the foregoing, Borrower will operate and maintain the Property in accordance with the applicable Operating Budget and Capital Expenditure Budget. Borrower will repair the Property to which any casualty has occurred to at least the condition existing prior to any such casualty, Borrower shall promptly and expeditiously cause all work and repairs for which the Deferred Maintenance Reserve is established to be performed and completed, and all such work and repairs shall be completed within one hundred eighty (180) days of the Closing Date. In addition, unless Lender agrees otherwise, Borrower shall cause all items in the Capital Expenditure Budget to be performed and completed in accordance with such plan. All work required or permitted under this Agreement shall be performed in a workmanlike manner and in compliance with all applicable laws.

5.6 Inspection. Subject to compliance with the terms of the Leases, Borrower shall permit any authorized representatives designated by Lender to visit and inspect during normal business hours the Property and its business, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers and independent public accountants (with such Borrower’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested. Unless an Event of Default has occurred, Lender shall provide advance written notice of at least two (2) Business Days prior to visiting or inspecting the Property or Borrower’s offices.

5.7 Environmental Compliance.

(A) Environmental Laws. Borrower shall at all times comply with all applicable Environmental Laws in all material respects. Borrower shall not: (1) violate any applicable Environmental Law; or (2) generate, use, transport, handle, store, release or dispose of any Hazardous Materials in or into, on or onto, or from (except in accordance with applicable law) from, any real property owned, leased or operated by Borrower; or (3) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by Borrower.

(B) Remedial Action. Borrower shall promptly take and diligently prosecute any and all necessary remedial actions upon obtaining knowledge of the presence, storage, use, disposal, transportation, active or passive migration, release or discharge of any Hazardous Materials on, under or about the Property or any other real property owned, leased or operated by Borrower or in violation of any Environmental Laws. In the event Borrower undertakes any remedial action with respect to any Hazardous Material on, under or about the Property or any other real property owned, leased or operated by Borrower, Borrower shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities.

(C) Further Assurances. If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Law by, or any basis for a material claim or liability arising thereunder of, Borrower or related to the Property or any other real property owned, leased or operated by Borrower, then Borrower agrees, upon request from Lender, to provide Lender with such reports, certificates, engineering studies or other written material or data as Lender may reasonably require so as to satisfy that Borrower is in compliance with all applicable Environmental Laws.

5.8 Environmental Disclosure.

(A) Borrower shall promptly upon becoming aware thereof advise Lender in writing and in reasonable detail of: (1) any release, disposal or discharge of any Hazardous Material by Borrower or on, under, or about the Property required to be reported to any federal, state or local governmental or regulatory agency under all applicable Environmental Laws except such releases, disposals or discharges pursuant to and in compliance with valid permits, authorizations or registrations under said Environmental Laws; (2) any and all written communications sent or received by Borrower with respect to any Environmental Claims or any release, disposal or discharge of Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency; (3) any remedial action taken by Borrower or any other Person in response to any Hazardous Material on, under or about the Property or any other real property owned, leased or operated by Borrower, the existence of which could result in an Environmental Claim that could have a Material Adverse Effect; (4) the discovery by Borrower of any occurrence or condition on any real property adjoining or in the vicinity of any real property owned, leased or operated by Borrower that could cause such real property or any part thereof to be classified as “border-zone property” or to be otherwise subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and (5) any request for information from any governmental agency that indicates such agency is investigating whether Borrower may be potentially responsible for a release, disposal or discharge of Hazardous Materials.

(B) Borrower shall promptly notify Lender of any proposed action to be taken pertaining in any way to the Property to commence any operations that could reasonably be expected to subject Borrower or the Property to additional laws, rules or regulations, including laws, rules and regulations requiring additional or amended environmental permits or licenses. Borrower shall, at its own expense, provide copies of such documents or information as Lender may reasonably request in relation to any matters disclosed pursuant to this Section.

5.9 Compliance with Laws and Contractual Obligations. The Primary Borrower Parties will (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority in all jurisdictions in which any of them is now doing business or may hereafter be doing business, other than those laws, rules, regulations and orders the noncompliance with which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) maintain all licenses and permits now held or hereafter acquired by any of them, the loss, suspension, or revocation of which, or failure to renew, could have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of their respective obligations, covenants and conditions contained in any Contractual Obligation, including the Loan Documents.

5.10 Further Assurances. The Primary Borrower Parties shall, from time to time, execute and/or deliver such documents, agreements, financing statements, and reports, and perform such acts as Lender at any time may reasonably request to carry out the purposes and otherwise implement the terms and provisions provided for in the Loan Documents.

5.11 Performance of Agreements. Borrower shall duly and punctually perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with hereunder and under the other Loan Documents to which it is a party and all agreements entered into or assumed by Borrower in connection with the Property, and will not suffer or permit any default or event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing.

5.12 Management. Borrower shall provide competent and responsible management for the Property either directly or by a professional management company pursuant to a written Management Agreement, in each case satisfying the criteria set forth herein. Without Lender’s prior written consent both as to the form of the Management Agreement and the identity of the Manager, Borrower shall not enter into, modify or amend any Management Agreement, or permit any change in control or identity of any Manager, or otherwise retain the services of any property management company. Without limitation of the foregoing, each Management Agreement shall provide that (i) the management fees payable thereunder shall not exceed the prevailing amount for fees for management of properties of comparable size, quality, and tenant mix in the market where the Property is located, (ii) if the Manager is an Affiliate of Borrower, no Management Fee shall be payable at or with respect to any time when an Event of Default has occurred and is continuing, and (iii) each Management Agreement shall be terminable at Lender’s option without penalty or premium upon the occurrence of any of (A) an Event of Default or acceleration of the Loan, or (B) the gross negligence, malfeasance or willful misconduct of the Manager or an event of default by Manager under the Management Agreement. Upon termination of the Manager in accordance with the foregoing, Borrower shall retain the services of a substitute Manager designated by Lender or otherwise acceptable to Lender. Borrower shall cause each Manager to execute and deliver a subordination agreement reasonably satisfactory to Lender at the time of execution and delivery of any Management Agreement. The Cambay Group, Inc. is hereby currently approved as Manager and CELLC is hereby currently approved to act as agent under the CELLC Agreement.

5.13 Material Agreements. Except for Leases complying with the Loan Documents and Management Agreements complying with the foregoing, or as otherwise approved by Lender, Borrower shall not enter into or become obligated under any material agreement pertaining to the Property, including without limitation brokerage agreements, unless the same may be terminated without cause and without payment of a penalty or premium, on not more than thirty (30) day’s prior written notice.

5.14 Deposits; Accounts. Borrower will deposit all Receipts from the Property into, and otherwise comply with, the Accounts established from time to time hereunder.

5.15 Estoppel Certificates.

(A) Within ten (10) Business Days following a request by Lender, the Borrower Parties shall provide to said Lender a duly acknowledged written statement confirming the amount of the outstanding principal balance of the Loan, the terms of payment and maturity date of the Note, the date to which interest has been paid, and whether any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail.

(B) Within ten (10) Business Days following a written request by Borrower, Lender shall provide to Borrower for informational purposes only, a duly acknowledged written statement setting forth the amount of the outstanding principal balance of the Loan, the date to which interest has been paid, and whether Lender has provided Borrower with written notice of any Event of Default which remains uncured. Compliance by Lender with the requirements of this Section shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of Lender hereunder or under any other Loan Document.

5.16 Application of Receipts. Subject to Article 7 hereof, Borrower shall promptly apply all Receipts to the payment of all current and past due Expenses (subject to such Borrower’s right to reasonably contest the amount of Expenses, so long as such contest does not interfere with the operation of the Property), and to the repayment of all sums currently due or past due under the Loan Documents, including all payments into the Reserves.

5.17 Indebtedness. No Primary Borrower Party will directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:

(A) The Obligations; and

(B) Accounts payable to trade creditors arising out of purchases of goods or services in the ordinary course of business, provided that (i) such account payable is payable not later than ninety (90) days after the original invoice date according to the original terms of sale, and (ii) such account payable is not overdue by more than thirty (30) days according to the original terms of sale (except to the extent any such accounts payable, in the aggregate not exceeding five percent (5%) of all accounts payable, it being agreed that for such purposes, real estate taxes contested in accordance with Section 5.3(B) shall not constitute accounts payable, is being contested in good faith and by appropriate proceedings diligently conducted and so long as such reserves or other appropriate provisions as may be required by GAAP shall have been made with respect therefor).

5.18 Changes Relating to Indebtedness. Other than accounts payable to trade creditors, Borrower shall not change or amend (or allow for the change or amendment to) the terms of any Indebtedness without the prior written consent of Lender.

5.19 Liens and Related Matters.

(A) No Liens. Borrower shall not directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument with respect to goods or accounts receivable) of Borrower, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances.

(B) No Negative Pledges. Borrower shall not enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

5.20 Contingent Obligations. Borrower shall not directly or indirectly create or become or be liable with respect to any Contingent Obligation.

5.21 Restriction on Fundamental Changes.

(A) No Borrower Party shall, or shall permit any other Person to, (i) amend, modify or waive any term or provision of such Borrower Party’s partnership agreement, certificate of limited partnership, articles of incorporation, or other organizational documents, unless required by law; or (ii) liquidate, wind-up or dissolve such Borrower Party.

(B) No Primary Borrower Party shall, nor shall any Primary Borrower Party permit or suffer any other Person on its behalf, to (i) issue, sell, assign, pledge, convey, dispose or otherwise encumber any stock, membership interest, partnership interest, or other equity or beneficial interest in any Primary Borrower Party (except as expressly permitted in Section 11.1(A)) or grant any options, warrants, purchase rights or other similar agreements or understandings with respect thereto; or (ii) acquire by purchase or otherwise all or any part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person (except Sole Member’s membership interest in Borrower).

5.22 Transactions with Affiliates. Except for payments to the Manager pursuant to the Management Agreement approved by Lender, in writing, Borrower shall not pay any management, consulting, director or similar fees to any Affiliate of Borrower or to any director, officer or employee of Borrower. Borrower shall not directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or with any director, officer or employee of any Borrower Party, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower and upon fair and reasonable terms which are fully disclosed to Lender prior to consummation and are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Borrower. Each agreement with any Affiliate of Borrower shall be for a term not to exceed one year, and shall provide that the same may be terminated by Lender at its option without penalty or premium during the continuation of an Event of Default, and shall provide that no payments may be made thereunder when or as to any time when any Event of Default shall exist. Borrower shall not make any payment or permit any payment to be made to any Affiliate of Borrower when or as to any time when any Event of Default shall exist.

5.23 Conduct of Business. Borrower shall not engage in any business other than the ownership and operation of the Property. Sole Member shall not engage in any business other than the ownership of its interests in Borrower and its management of Borrower. Borrower and Guarantor will not permit CELLC to engage in any business other than acting as tenant under the

Master Lease and acting as licensor or sublessor, as applicable, under licenses and subleases of the Colocation Space.

5.24 Bankruptcy, Receivers, Similar Matters.

(A) Voluntary Cases. No Borrower Party shall commence a voluntary case under the Bankruptcy Code or under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

(B) Involuntary Cases, Receivers, Etc. No Borrower Party or Affiliate of any Borrower Party shall apply for, consent to, or aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any Borrower Party. As used in this Agreement, an “Involuntary Borrower Party Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any Borrower Party is a debtor or any portion of the Property is property of the estate therein. No Borrower Party and no Affiliate of any Borrower Party shall file a petition for, consent to the filing of a petition for, or aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Borrower Party Bankruptcy. In any Involuntary Borrower Party Bankruptcy, no Borrower Party or any Affiliate of any Borrower Party shall, without the prior written consent of Lender, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and no Borrower Party or any such Affiliate shall file or support any plan of reorganization. Each Borrower Party having any interest in any Involuntary Borrower Party Bankruptcy shall do all things reasonably requested by Lender to assist Lender in obtaining such relief as Lender shall seek, and shall in all events vote as directed by Lender. Without limitation of the foregoing, each such Borrower Party shall do all things reasonably requested by Lender to support any motion for relief from stay or plan of reorganization proposed or supported by Lender. Nothing in this provision shall obligate any Borrower Party or Affiliate to act contrary to any order of any court, which order was not sought or acquiesced in at the direction of Lender or by any Borrower Party or any Affiliate.

5.25 ERISA.

(A) No ERISA Plans. The Primary Borrower Parties represent that none of them or their ERISA Affiliates is a party to, and none of them will establish any Employee Benefit Plan, Pension Plan or Multiemployer Plan, or will commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan, Pension Plan or Multiemployer Plan except, in either case, for the Employee Benefit Plans (including Multiemployer Plans) disclosed on Schedule 4.14.

(B) Notices Regarding ERISA Events. With reasonable promptness upon becoming aware of such occurrence, and in any event within fifteen (15) days of so becoming aware, Borrower will give Lender notice (together with copies, if applicable) of: (1) the establishment of any new Employee Benefit Plan, Pension Plan or Multiemployer Plan, the commencement of contributions to any Employee Benefit Plan, Pension Plan or Multiemployer Plan to which any of its ERISA Affiliates was not previously contributing or any increase in the benefits of any existing Employee Benefit Plan, Pension Plan or Multiemployer Plan; (2) each funding waiver request filed with respect to any Employee Benefit Plan and all communications received or sent by any ERISA Affiliate with respect to such request; (3) the failure of any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the IRC by the due date; (4) any favorable or unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the IRC; (5) all notices received by Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (6) each schedule (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any ERISA Affiliate with the IRS with respect to each Pension Plan; (7) all notices received by Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, or the imposition of any other liability under ERISA; (8) each funding waiver request filed with the IRS with respect to any Pension Plan; and (9) notification of any increases in the benefits of any Pension Plan or the contributions required under any Multiemployer Plan. For purposes of this Section, Borrower shall be deemed to know all facts known by the administrator of any Employee Benefit Plan of which any of Borrower or any ERISA Affiliate is the plan sponsor. Borrower will notify Lender in writing within five (5) Business Days of Borrower obtaining knowledge or reason to know that Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

(C) Termination Events. Promptly and in any event within fifteen (15) days of becoming aware of the occurrence of or forthcoming occurrence of any (1) Termination Event or (2) “prohibited transaction”, as such term is defined in Section 406 of ERISA or Section 4975 of the IRC, in connection with any Pension Plan or any trust created thereunder, Borrower will deliver to Lender a notice specifying the nature thereof, what action the applicable Person has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto.

(D) Compliance with ERISA. In any event, Borrower shall not:

(1) permit the occurrence of any Termination Event which would result in a liability to Borrower or any ERISA Affiliate in excess of $25,000;

(2) permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities by more than $25,000;

(3) permit any accumulated funding deficiency in excess of $25,000 (as defined in Section 302 of ERISA and Section 412 of the IRC) with respect to any Pension Plan, whether or not waived;

(4) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which results in or is likely to result in a liability in excess of $25,000;

(5) engage in any prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the IRC in excess of $25,000 is imposed;

(6) establish any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any, Employee Benefit Plan which establishment or amendment could result in liability to Borrower or any ERISA Affiliate or increase the obligation of Borrower or any ERISA Affiliate to a Multiemployer Plan which liability or increase, individually or together with all similar liabilities and increases, is material to Borrower or any ERISA Affiliate; or

(7) fail, or permit any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan for which Borrower may have potential liability in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

(E) No Plan Assets. Borrower shall not at any time during the term of this Agreement become (1) an employee benefit plan defined in Section 3(3) of ERISA which is subject to ERISA, (2) a plan as defined in Section 4975(e)(1) of the IRC which is subject to Section 4975 of the IRC, (3) a “governmental plan” within the meaning of Section 3(32) of ERISA or (4) an entity any of whose underlying assets constitute “plan assets” of any such employee benefit plan, plan or governmental plan for purposes of Title I or ERISA, Section 4975 of the IRC or any state statutes applicable to the Borrowers regulating investments of governmental plans.

5.26 Press Release; Public Offering Materials. No Borrower Party shall, or permit any other within its control to, disclose the name of Lender or terms of this Agreement or the Loan Documents in any press release without the prior written consent of Lender.

5.27 Payments; Distributions. Borrower shall not pay any distributions, dividends or other payments or return capital to any of its respective partners or any other Affiliate or make any distribution of assets, rights, options, obligations or securities to any of its respective partners or any other Affiliate except as and when Borrower has the unrestricted right to withdraw funds from the Operating Account pursuant to Section 7.4.

5.28 Maintenance of Assumptions in Legal Opinions. The Borrower Parties shall not cause or suffer any of the assumptions set forth in any opinions of their legal counsel delivered in connection with the Loan to be incorrect.

5.29 Lender’s Expenses. Borrower shall pay, within five Business Days after the written request by Lender, all reasonable expenses, charges, costs and fees (including reasonable attorneys’ fees and expenses) in connection with the negotiation, documentation, administration, servicing, enforcement and collection of the Loan and the Loan Documents. On the Closing Date, Lender may pay directly from the proceeds of the Loan each of the foregoing expenses. Notwithstanding the foregoing, Borrower’s liability for the fees of Servicer shall not exceed in any year five (5) basis points calculated on the outstanding principal balance of the Loan, provided however, that such limitation shall extend only to fees of Servicer for typical loan servicing activities, and not to fees for other functions (including without limitation, construction management services).

5.30 Maintenance of Net Worth. Guarantor will at all times maintain a net worth of not less than $10,000,000 (excluding any net worth arising out of Guarantor’s direct or indirect interest in Borrower or the Property) as disclosed on its Financial Statements.

5.31 Tenant Estoppels. Upon request by Lender, Borrower shall exercise commercially reasonable efforts to obtain and deliver, in form and substance satisfactory to Lender, estoppel certificates from tenants from which satisfactory estoppel certificates were not obtained prior to Closing.

5.32 New Property Affiliates. Borrower shall not form, acquire or permit to be formed or acquired any new Property Affiliates on or after the Closing Date.

5.33 Master Lease.

(A) Not later than February 28, 2003, Borrower, as landlord, shall enter into a master lease (the “Master Lease”) with CELLC, as tenant, for the Colocation Space on terms reasonably satisfactory to Lender, including, without limitation, the following: (1) the Master Lease will be on Borrower’s standard form of lease previously approved by Lender and CELLC shall pay base rent to Borrower under the Master Lease equal to $63,595 (“Master Lease Base Rent”) per month, (2) CELLC shall additionally pay to Borrower under the Master Lease percentage rent (“Master Lease Percentage Rent”) within ten (10) days after the end of each calendar month equal to 40% of all revenues collected by or on behalf of CELLC (including, without limitation, all Colocation License revenue) for such calendar month in excess of $63,595, and (3) the Master Lease shall have a term of at least six (6) years. Additionally, the Master Lease shall (i) provide that all Colocation Licenses shall survive termination of the Master Lease (including, without limitation, a rejection of the Master Lease in a proceeding under the Bankruptcy Code) and that the Colocation Licenses shall not be disturbed by any such termination of the Master Lease, and (ii) contain a covenant (the “Non-Solicitation Covenant”) by CELLC that, after the occurrence of an Event of Default, CELLC shall not solicit or induce (or attempt to solicit or induce) any tenant or prospective tenant for the non-Colocation Space portion of the Property to enter into any Colocation License, Lease or other occupancy agreement with respect to all or any portion of the Colocation Space without the prior written approval of Lender, which approval shall be in Lender’s sole and absolute discretion.

(B) Concurrently with the execution of the Master Lease by Borrower and CELLC: (1) Borrower shall assign all Colocation Licenses to CELLC, which assignment shall contain an express agreement that termination of the Master Lease shall not terminate the Colocation Licenses, (2) CELLC and Borrower shall terminate the CELLC Agreement, (3) CELLC shall enter into a subordination, non-disturbance and attornment agreement with Lender in form and substance reasonably satisfactory to Lender, (4) CELLC shall deliver to each of the licensees under the Colocation Licenses a direction (a) to attorn to Borrower in the event the Master Lease is terminated and (b) to attorn to Lender in the event of an occurrence of an Event of Default hereunder, which direction may not be revoked or changed except by a written direction from Lender, and (5) Borrower shall direct CELLC to pay all Master Lease Base Rent payments and Master Lease Percentage Rent payments directly into the Central Account.

5.34 Colocation Licenses With Affiliates. Borrower shall not, and shall not permit CELLC to, enter into any Colocation License with an Affiliate of any Borrower Party as licensee, without the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.

5.35 Non-Solicitation Covenant. At all times while the Master Lease is in effect, Borrower shall cause CELLC to comply with the Non-Solicitation Covenant.

5.36 Personal Property of Tenants. To the extent Borrower or any Affiliate of Borrower acquires title to any personal property of any tenant under a Lease after a default by such tenant under such Lease or other termination of such Lease, Borrower shall make available (or cause to be made available) such personal property to potential replacement tenants for the portion of the Property vacated by the applicable tenant. To the extent Borrower or any Affiliate of Borrower receives any proceeds on account of the sale or other disposition of such personal property, such proceeds shall be deemed to be a Lease Termination Payment, and Borrower shall pay (or cause to be paid) such proceeds to Lender in accordance with Section 7.1(B), and Lender shall apply such proceeds in accordance with Section 7.1(B).

ARTICLE 6

RESERVES

6.1 Impositions and Insurance Reserve. Borrower shall deposit with Lender (or such agent of Lender as Lender may designate in writing to Borrower from time to time), monthly, on the due date of each monthly installment under the Note, 1/12th of the annual charges (as estimated by Lender) for all Impositions relating to the Property, all premiums for the Environmental Insurance Policies relating to the Property, if applicable, and, if requested by Lender, all other insurance premiums with respect to the Property (said funds, together with any interest thereon and additions thereto, the “Impositions and Insurance Reserve”). Borrower shall also deposit with Lender on demand, to be added to and included within such reserve, a sum of money which Lender reasonably estimates, together with such monthly deposits, will be sufficient to make the payment of each such charge at least thirty (30) days prior to the date initially due. Borrower shall provide Lender with bills and all other documents necessary for the payment of the foregoing charges at least thirty (30) days prior to the date on which each payment shall first become delinquent. So long as (i) no Event of Default has occurred, (ii) Borrower has provided Lender with the foregoing bills and other documents in a timely manner, and (iii) sufficient funds are held by Lender for the payment of the Impositions and insurance premiums relating to the Property, as applicable, Lender shall pay said items or disburse to Borrower from such Reserve an amount sufficient to pay said items. To the extent practicable, Lender and/or Servicer shall provide Borrower with evidence of payments from the Impositions and Insurance Reserve.

6.2 Replacement Reserve. Borrower shall deposit with Lender (or such agent of Lender as Lender may designate in writing from time to time): (a) at Closing, an amount equal to $28,125, and (b) on each Payment Date the amount of $4,410 for the purpose of creating a reserve for capital improvement items in accordance with the applicable Capital Expenditure Budget approved by Lender (said funds, together with any interest thereon and additions thereto, the “Replacement Reserve”). The funds contained in the Replacement Reserve shall be utilized by Borrower solely for capital improvements in accordance with Capital Expenditure Budget approved annually in advance by Lender. Upon written application of Borrower (not more often than once per calendar quarter), Borrower shall be entitled to draw upon the Replacement Reserve to pay for the costs of such capital improvements, provided that (i) no Default or Event of Default has occurred and continues without cure, (ii) Borrower shall provide to Lender such documentation and certifications as Lender may reasonably request to substantiate the requirement for and entitlement to such disbursement, (iii) Borrower shall provide Lender with all invoices, receipts, lien waivers and other documentation of lawful and workmanlike progress or completion and lien-free status requested by Lender, (iv) at the request of Lender, Borrower provides Lender either with (1) a search of title to the Property effective to the date of the draw, or (2) an endorsement to the Title Policy insuring Lender’ interest in the Property which updates the effective date of the Title Policy to the date of disbursement, which search or title endorsement shows that no mechanics’ or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the Deed of Trust (other than liens which Borrower is contesting in accordance with Section 5.3) and that title to the Property is free and clear of all liens (other than Permitted Encumbrances), (v) at the request of Lender, Borrower has delivered, at Borrower’s expense, an inspection report by an appropriate independent qualified professional acceptable to Lender (and/or Lender has conducted its own inspection of the Property, at its discretion), and (vi) if estimated improvement costs at the Property exceed $50,000, Lender have approved the expenditures proposed by Borrower in advance. The Replacement Reserve shall not be used for any tenant improvements in connection with the Lender-approved Leases or for purposes for which any other Reserve is established. The insufficiency of any balance in the Replacement Reserve shall not abrogate the Borrower’s agreement to fulfill all preservation and maintenance covenants in the Loan Documents. In the event that the sum to be disbursed by Lender to Borrower out of the Replacement Reserve is less than the current estimated cost to pay for the applicable capital improvement item in accordance with the applicable Capital Expenditure Budget most-recently approved by Lender, Borrower shall deposit the shortage within ten (10) days of request by Lender. In the event Lender determines, in its reasonable discretion, from time to time and based on Lender’s inspections, that the amount of the monthly deposit is insufficient to fund the cost of likely capital improvement items and related contingencies that may arise during the remaining term of the Loan, Lender may require an increase in the amount of the monthly deposits upon thirty (30) days prior written notice to Borrower.

6.3 Deferred Maintenance Reserve. Borrower shall reserve from the proceeds of the Loan at Closing, and shall deposit with Lender (or such agent of Lender as Lender may designate in writing from time to time), an amount equal to one hundred twenty-five percent (125%) of the cost as reasonably estimated by Lender of repair related to any deferred maintenance or noncompliance with the Americans with Disabilities Act at the Property as indicated in the property condition reports for the Property prepared and delivered in connection with the Closing (said funds, together with any interest thereon and additions thereto, the “Deferred Maintenance Reserve”). Within six (6) months after the Closing, Borrower shall complete all repairs required by Lender to remedy such conditions disclosed in the property condition reports. The funds contained in the Deferred Maintenance Reserve shall be utilized by Borrower solely for repair of deferred maintenance and remediation of ADA noncompliance as indicated in such property condition reports. Upon written application of Borrower, Borrower shall be entitled to draw upon the Deferred Maintenance Reserve to pay for costs that have been incurred by Borrower for such repairs, provided that (i) no Default or Event of Default has occurred and continues without cure, (ii) Borrower shall provide to Lender such documentation and certifications as Lender may reasonably request to substantiate the requirement for and entitlement to such disbursement, (iii) Borrower shall provide Lender with all invoices, receipts, lien waivers and other documentation of lawful and workmanlike progress or completion and lien-free status reasonably requested by Lender, (iv) at the request of Lender, Borrower provides Lender either with (1) a search of title to the Property effective to the date of the draw, or (2) an endorsement to the Title Policy insuring Lender’ interest in the Property which updates the effective date of the Title Policy to the date of disbursement, which search or title endorsement shows that no mechanics’ or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the Deed of Trust (other than liens which Borrower is contesting in good faith and which have been bonded off or as to which Borrower has provided other security satisfactory to Lender) and that title to the Property is free and clear of all liens (other than Permitted Encumbrances), (v) at the request of Lender, Borrower has delivered, at Borrower’s expense, an inspection report by an appropriate independent qualified professional acceptable to Lender (and/or Lender has conducted its own inspection of the Property, at its discretion), (vi) Borrower shall provide Lender such evidence as may be satisfactory to Lender that, after payment of such draw, the funds remaining in such Deferred Maintenance Reserve shall be sufficient to pay for the remainder of the work for which the Deferred Maintenance Reserve was established, and (vii) if estimated repair costs at the Property exceed $50,000, Lender have approved the expenditures proposed by Borrower in advance. Subject to the same conditions as are set forth the preceding sentence, and provided that Borrower is not otherwise precluded from making distributions pursuant to this Agreement, Borrower shall be entitled to draw any remaining balance in the Deferred Maintenance Reserve when all of the applicable repairs have been made and paid for. The insufficiency of any balance in the Deferred Maintenance Reserve shall not abrogate the Borrower’s agreement to fulfill all preservation and maintenance covenants in the Loan Documents. In the event that the In the event that the sum to be disbursed by Lender to Borrower out of the Replacement Reserve is less than the current estimated cost to pay for the deferred maintenance items in accordance with the applicable property condition reports, Borrower shall deposit the shortage within ten (10) days of request by Lender.

6.4 Hazardous Materials Remediation Reserve. Borrower shall reserve from the proceeds of the Loan at Closing, and shall deposit with Lender (or such agent of Lender as Lender may designate in writing from time to time), an amount equal to one hundred twenty-five percent (125%) of the cost as reasonably estimated by Lender of removal and/or remediation of Hazardous Materials on the Property and other repair related to the Property’s non-compliance with any Environmental Law as indicated in the Environmental Reports or the property condition reports for the Property prepared and delivered prior to the Closing (said funds, together with any interest thereon and additions thereto, the “Hazardous Materials Remediation Reserve”). Within six months after the Closing, Borrower shall complete such remediation and other work as may be required by Lender, and shall provide to Lender such closure reports, no-further-action letters, and other evidence of compliance with law as Lender may require. The funds contained in the Hazardous Materials Remediation Reserve shall be utilized by Borrower solely for environmental remediation performed in accordance with a plan for the same approved in writing in advance by Lender. Upon written application of Borrower, Borrower shall be entitled to draw upon the Hazardous Materials Remediation Reserve to pay for costs that have been incurred by Borrower for such repairs, provided that (i) no Default or Event of Default has occurred and continues without cure, (ii) Borrower shall provide to Lender such documentation and certifications as Lender may reasonably request to substantiate the requirement for and entitlement to such disbursement, (iii) Borrower shall provide Lender with all invoices, receipts, lien waivers and other documentation of lawful and workmanlike progress or completion and lien-free status reasonably requested by Lender, (iv) Borrower shall provide Lender such evidence as may be satisfactory to Lender that, after payment of such draw, the funds remaining in such Reserve shall be sufficient to pay for the remainder of the work for which the Reserve was established. Subject to the same conditions as are set forth in the preceding sentence, and provided that Borrower is not otherwise precluded from making distributions pursuant to this Agreement, Borrower shall be entitled to draw any remaining balance in the Hazardous Materials Remediation Reserve when all such remediation is complete and is paid for.

6.4A. Cap Purchase Reserve. Borrower shall reserve from the proceeds of the Loan at Closing, and shall deposit with Lender (or such agent of Lender as Lender may designate in writing from time to time), an amount equal to $125,405.02 (said funds, together with any interest thereon and additions thereto, the “Cap Purchase Reserve”) for the purpose of creating a reserve for payment of a portion of the purchase price of the Cap required to be purchased by Borrower pursuant to Section 2.3(B). Provided no Event of Default has occurred and is continuing, on or prior to February 28, 2003, upon written application of Borrower, Lender shall make the funds in the Cap Purchase Reserve available to Borrower to purchase the Cap provided (a) such Cap satisfies the criteria set forth in Section 2.3(B) and (b) concurrently with the purchase of such Cap by Borrower, Borrower delivers and pledges such Cap to Lender.

6.5 Reserve Statement. Borrower shall furnish to Lender on or prior to the last day of the calendar month immediately following each Loan Month a statement (the “Reserve Statement”) setting forth (a) all deposits into and disbursements from Reserves, (b) calculation of all monthly deposits, and (c) a schedule of expenses to which disbursements from each Reserve were applied during the applicable Loan Month, including invoices, receipts, lien waivers and other documentation as Lender shall reasonably request. Lender may audit any Reserve Statement and the calculation of amounts deposited into Reserves to determine their accuracy. If such audit discloses a shortfall in the amounts theretofore deposited into Reserves by Borrower, Borrower shall promptly deposit the amount of such shortfall into the applicable Reserve. Lender and/or Servicer shall provide Borrower with such daily and monthly escrow activity reports as Borrower may reasonably request.

6.6 Funds Deposited with Lender.

(A) Interest, Offsets. All funds of Borrower which are deposited with Lender pursuant to this Agreement shall be held by Lender in one or more Permitted Investments. Lender is authorized to commingle any of the Reserves with each other and with any other funds held by Lender. All interest which accrues on the Reserves shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Additional provisions pertaining to investments are set forth in Article 7.

(B) Funding at Closing. Borrower acknowledges and agrees that some or all of the Reserves will require an initial funding or payment to be made by Borrower in order for

Lender to be assured that Lender will be holding sufficient funds under each Reserve at all times during the term of the Loan. Accordingly, Borrower shall, at Lender’s option, make such additional deposits with Lender on the Closing Date. Deposits into the Reserves at Closing may occur by deduction from the amount of the Loan that otherwise would be disbursed to Borrower, followed by prompt deposit of the same into the Central Account or an Ancillary Account in accordance with this Agreement. The Loan shall be deemed for all purposes to be fully disbursed at Closing.

6.7 Security Interest in Reserves; Other Matters Pertaining to Reserves.

(A) The Reserves constitute Account Collateral (as defined below) and are subject to the security interest in favor of Lender created therein and all provisions hereof pertaining to Account Collateral, including Sections 7.6 et seq.

(B) In addition to the rights and remedies provided in Article 7 and elsewhere herein, upon the occurrence of any Event of Default, Lender shall have all rights and remedies pertaining to the Reserves as are provided for in any of the Loan Documents or under any applicable law. Without limiting the foregoing, upon and at all times after any Event of Default, Lender in its sole and absolute discretion, may use the Reserves (or any portion thereof) for any purpose, including but not limited to (i) repayment of any of the Obligations and the Prepayment Consideration applicable upon a full or partial prepayment (as applicable); provided, however, that such application of funds shall not cure or be deemed to cure any default; (ii) reimbursement of Lender for any losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such default; (iii) performing the work or obligation for which such Reserves were reserved or were required to be reserved; or (iv) applying the Reserves in connection with exercising any and all rights and remedies available to Lender at law or in equity or under this Agreement or pursuant to any of the other Loan Documents. Further without limiting the foregoing, during the continuance of an Event of Default, Lender is expressly authorized to hold the Account Collateral and not apply the same to the debt or to any other secured obligation, to apply all or any portion of the Reserves against the debt or the other secured obligations in any order that Lender determine, to apply all or any portion of the Reserves otherwise as provided herein, or to dispose of any or all of the same in accordance with applicable law.

ARTICLE 7

ACCOUNTS/CASH MANAGEMENT

7.1 Security Deposits; Lease Termination Payments; Establishment of the Central Account and Ancillary Accounts.

(A) (1) Upon Lender’s written request, Borrower shall submit all security deposits paid by tenants under Leases to an Eligible Account established and maintained by Lender (the “Security Deposit Account”). Thereafter, all security deposits from tenants shall be promptly deposited into the Security Deposit Account. Upon the written request of Borrower for a draw from the Security Deposit Account of a security deposit (or any portion thereof) to either (a) refund the security deposit (or any portion thereof) to any tenant upon the termination of the applicable tenancy or (b) apply a security deposit in accordance with the terms of a lease and applicable law, Lender shall authorize the release of a security deposit.

(2) If any of the security deposits obtained from tenants under Leases are in the form of letters of credit (a “Security Deposit Letter of Credit”), such Security Deposit Letter of Credit shall, at the option of Lender, either, (a) name Lender (or Lender’s nominee) as the beneficiary or be amended to name Lender (or Lender’s nominee) as the beneficiary of the Security Deposit Letter of Credit, at the expense of Borrower or (b) be pledged to Lender in accordance with this Section 7.1(A)(2), at Borrower’s sole cost and expense. Each Security Deposit Letter of Credit shall be delivered to Lender as additional security for the payment and performance of the Obligations, provided, however, Lender shall hold such Security Deposit Letter of Credit subject to the terms and conditions of the applicable Lease. If Lender is identified as the beneficiary of a Security Deposit Letter of Credit, Lender will, at the request and at the expense of Borrower, present the Security Deposit Letter of Credit for payment in accordance with its terms and the proceeds of such presentation will be deposited into the Security Deposit Account. If Lender is not the beneficiary of the Security Deposit Letter of Credit, then, upon request and at the expense of Borrower, Lender will present the Security Deposit Letter of Credit for payment and the proceeds of such presentation will be deposited into the Security Deposit Account. If the Security Deposit Letter of Credit is pledged to Lender, Borrower will cause the issuer of the Security Deposit Letter of Credit to consent to the assignment and pledge of the Security Deposit Letter of Credit and the proceeds of such Security Deposit Letter of Credit to Lender, and Lender’s pledgees, successors and assigns. To secure payment and performance of Borrower’s Obligations, Borrower hereby pledges, assigns and grants to Lender, a security interest in all of Borrower’s right, title and interest in each Security Deposit Letter of Credit and the “proceeds” (as defined in the Uniform Commercial Code) of each Security Deposit Letter of Credit. Upon the occurrence of an Event of Default, Lender may, with respect to the Security Deposit Letters of Credit and the proceeds thereof, exercise all of its rights and remedies as a secured party under the Uniform Commercial Code, in addition to all of Lender’s other rights and remedies under the Loan Documents or otherwise at law or equity. Borrower will notify Lender of the expiration date of any Security Deposit Letters of Credit not less than sixty (60) and not more than one hundred eighty (180) days prior to such expiration date and will take such actions as may be required consistent with the terms and conditions of the applicable Lease to cause the Security Deposit Letter of Credit in question to be extended in accordance with the terms and conditions of the applicable Lease. Borrower will notify Lender of any fact, circumstance, event or condition which entitles a draw upon a Security Deposit Letter of Credit promptly after Borrower obtains knowledge of such fact, circumstance, event or condition and, in any event, within three (3) Business Days after Borrower first obtained knowledge of any such fact, circumstance, event or condition.

(B) Borrower shall promptly (and in any event within five (5) business days after receipt) pay or cause to be paid to Lender all Lease Termination Payments received by Borrower or Manager. If any Lease Termination Payments are deposited into the Central Account they will not flow through the Central Account as described below but rather will be remitted directly to Lender to be, in Lender’s sole and absolute discretion: (i) utilized to prepay the Loan (in which event, notwithstanding any other provision of this Agreement to the contrary, Borrower shall not be obligated to pay any Prepayment Consideration in connection with such prepayment), (ii) transferred directly to any Reserve or (iii) utilized otherwise as Lender so determines in its sole and absolute discretion.

(C) [Intentionally Omitted]

(D) [Intentionally Omitted]

(E) Lender has established an account (the “Central Account”) with Wachovia Bank, National Association (the “Central Account Bank”). In addition, Lender is authorized from time to time to establish such additional Eligible Accounts as Lender may determine and to deposit therein funds from the Central Account (or funds which otherwise would be held in the Central Account), to hold Reserves, to facilitate investments, or otherwise for the convenience of Lender in administering such funds (said accounts may be referred to as the “Ancillary Accounts,” and the depositary institutions in which such accounts are maintained may be referred to as the “Ancillary Account Banks”). The Central Account and the Ancillary Accounts may be referred to as the “Central and Ancillary Accounts,” and the Central Account Bank and the Ancillary Account Banks may be referred to as the “Central and Ancillary Account Banks.” The Central Account shall be deemed to contain such sub-accounts as Lender may designate (“Sub-Accounts”), which may be maintained as separate ledger accounts and need not be separate Eligible Accounts. The Sub-Accounts and/or Ancillary Accounts may include the following:

(1) “Debt Service Sub-Account” shall mean the Sub-Account of the Central Account (or alternatively, a separate Ancillary Account) established for the purposes of reserving for payments of interest and other amounts due under the Loan Documents; and

(2) “Reserve Sub-Accounts” shall mean the Sub-Accounts of the Central Account (or alternatively, a separate Ancillary Account) established for the purpose of holding funds in the Reserves subject to and for the purposes specified in Article 6 of this Agreement.

7.2 Deposit of Rents and Receipts into Central Account. Borrower shall cause the tenants of the Property to pay rent and other payments directly into the Central Account, and Borrower shall deliver to all tenants (as of the Closing Date) of the Property a notice in the form of Exhibit E attached hereto promptly (and in any event within five (5) business days) after the Closing Date, provided, however, until the Master Lease is entered into, rent and other payments under the Colocation Licenses will be collected by Borrower, Manager or CELLC and transferred to the Central Account within one (1) Business Day after receipt, provided, further, however, at Lender’s request following an Event of Default, such rent and other payments under the Colocation Licenses shall be paid directly to the Central Account. Furthermore, Borrower shall deliver to all tenants of Leases entered into after the Closing Date a notice in the form of Exhibit E attached hereto concurrently with the execution and delivery of such Lease by Borrower, as landlord. To the extent receipts are received by Borrower or Manager, Borrower shall deposit, and shall cause the Manager to deposit (i) all rents received directly into the Central Account and (ii) all other Receipts into the Central Account, in each case not later than one (1) Business Day after the same is paid to or for the benefit of Borrower. Lender and/or Servicer shall provide Borrower with such daily and monthly Account activity reports as Borrower may reasonably request. Borrower shall deposit Lease Termination Payments with Lender as described above. After the Master Lease is entered into, Borrower shall cause CELLC to deposit all Master Lease Base Rent payments and Master Lease Percentage Rent Payments directly into the Central Account.

7.3 Application of Funds in Central Account. Each month, on a date determined by Lender in its sole and absolute discretion, funds on deposit in the Central Account (other than Lease Termination Payments which shall be applied as described in Section 7.1(B) above) shall be allocated directly as specified below and used to pay the following:

First, to an Impositions and Insurance Reserve (whether in a Sub-Account or in an Ancillary Account), unless and until such Reserve contains the amount required to be maintained by Borrower with Lender pursuant to this Agreement.

Second, to a Debt Service Sub-Account, unless and until such Sub-Account contains the amount required to pay all interest and principal under the Notes then due and all interest and principal coming due on the next following Payment Date, as applicable. Against the foregoing amount to be reserved under this item Second, Lender may credit, as appropriate, the applicable amounts for such interest payments that the Cap Provider shall pay to Lender, provided that no default shall have occurred under the Cap. On each day that a payment of interest or principal is due under the Notes, or at any time thereafter, Lender may pay such obligation from the Debt Service Sub-Account.

Third, to any Reserve for which funding is then due hereunder and for which such required funding has not otherwise been made pursuant to items First or Second above.

Fourth, so long as no Default (which has not been timely cured) or Event of Default then exists, any remaining funds shall be allocated (or paid, as the case may be) to an account (“Operating Account”) specified by Borrower. Borrower shall use the funds in the Operating Account to pay for Expenses, capital expenditures and any and all other costs of ownership and operation of the Property and, so long as no Default (which has not been timely cured) or Event of Default exists and all expenses, capital expenditures and other costs of ownership and operation of the Property shall have been paid, as otherwise determined by Borrower (with a right to withdraw funds from the Operating Account in accordance with the foregoing).

Fifth, if any Default (which has not been timely cured) or Event of Default exists, to Lender to be (i) held as additional cash collateral for the Loan or (ii) applied to reduce the outstanding principal balance of the Loan (in which event Borrower shall be obligated to pay the associated Prepayment Consideration), as Lender may determine in its sole and absolute discretion.

7.4 Payment of Permitted Expenses. During the continuation of a Default (which has not been timely cured) or Event of Default, Lender shall have no obligation to transfer funds to the Operating Account pursuant to Section 7.3 above or otherwise to pay or provide for Expenses, other than in accordance with this provision. During the continuation of a Default or Event of Default, to the extent funds remain after satisfying items First through Third, inclusive, of Section 7.3 above, Lender may, in Lender’s sole and absolute discretion, make funds available to Borrower once per month (unless Lender in its sole and absolute discretion elects to do so more often) for payment of Expenses which shall in no event exceed the amounts specified for such period in the Operating Budget approved by Lender pursuant to Section 5.1(D) upon receipt from Borrower of the following in writing, in each case form and substance satisfactory to Lender: (a) a request for transfer of funds from the Central Account to the Operating Account setting forth in detail satisfactory to Lender the amounts of the Expenses in the then-current month together with evidence thereof satisfactory to Lender, and (b) evidence satisfactory to Lender that all previous Permitted Expenses for which funds have been disbursed to Borrower have been paid by Borrower; provided, however, in no event shall Lender pay Expenses (1) in amounts not determined to be reasonable by Lender, (2) to vendors which are Affiliates of any of the Borrower Parties, or (3) in connection with the utilization or operation of the Colocation Space. All such Expenses for which Lender makes funds available to Borrower as described in this Section 7.4 are referred to herein as “Permitted Expenses”. Lender may withhold transfer of any such funds until Lender shall have received such documents and information as Lender may reasonably require regarding (x) Borrower’s entitlement to the funds transfer, and (y) the financial condition or operations of Borrower or the Property. In addition, in lieu of transferring any such funds to Borrower, Lender may issue payment directly to any vendor to which the applicable item of Expenses is due. If the funds then available are insufficient to pay all Permitted Expenses, then Lender may (but need not) direct, in its sole and absolute discretion, which of the Permitted Expenses are to be paid.

7.5 Event of Default. If any Event of Default shall occur, then notwithstanding anything to the contrary in this Section or elsewhere, Lender shall have all rights and remedies available under applicable law and under the Loan Documents. Without limitation of the foregoing, Lender may apply any and all funds in the Central and Ancillary Accounts against all or any portion of any of the Obligations, in any order.

7.6 Security Interest in Account Collateral.

(A) Borrower hereby pledges, transfers and assigns to Lender, and grants to Lender, as additional security for the Obligations, a continuing first priority pledge, assignment, security interest and lien in and upon all of the following (collectively, the “Account Collateral”):

(1) each and all of the Accounts and all monies and amounts which may from time to time be on deposit in or with respect of any of the Accounts;

(2) the Reserves and all accounts in which the same may be held, and all monies and amounts which may from time to time be on deposit in or with respect of each of said Reserves and accounts;

(3) all of Borrower’s right, title and interest in and to all cash, property or rights transferred to or deposited in any of the Accounts and any of the Reserves from time to time;

(4) all certificates and instruments, if any, from time to time representing or evidencing any such Account or Reserve or any amount on deposit in any thereof, or any value received as a consequence of possession thereof, including, without limitation, all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Accounts or Reserves;

(5) all monies, chattel paper, checks, notes, bills of exchange, negotiable instruments, documents of title, money orders, commercial paper, and other security instruments, documents, deposits and credits from time to time in the possession of Lender representing or evidencing such Accounts or Reserves;

(6) all earnings and investments held in any Account or Reserve in accordance with this Agreement; and

(7) to the extent not described above, any and all proceeds of the foregoing.

This Agreement and the pledge, assignment and grant of security interest made hereby shall secure payment of all Obligations payable by Borrower to Lender under the Note and the other Loan Documents. Borrower acknowledges that the Servicer and the Central and Ancillary Account Banks are acting as the agent of, and at the direction of, Lender in connection with the subject matter of this Agreement. This Agreement shall be deemed a security agreement within the meaning of the Uniform Commercial Code.

(B) Borrower agrees to promptly execute, acknowledge, deliver, file or do, at its sole cost and expense, all acts, assignments, notices, agreements or other instruments as Lender may reasonably require in order to effectuate, assure, convey, secure, assign, transfer and convey unto Lender any of the rights granted by this Agreement and to more fully perfect and protect any assignment, pledge, lien and security interest confirmed or purported to be created hereby, or to enable Lender to exercise and enforce its rights and remedies hereunder, in respect of the Account Collateral. If Borrower fails, after the giving of required notices, if any, and the expiration of applicable grace periods, if any, to perform any agreement or obligation contained herein, Lender may perform or cause the performance of such agreement or obligation, and the reasonable expenses of Lender incurred in connection therewith shall be payable to Lender by Borrower.

(C) Nothing contained herein shall impair or otherwise limit Borrower’s obligations to timely make the payments (including, without limitation, interest and principal) required by the Note and the other Loan Documents, it being understood that such payments shall be so timely made in accordance with the Loan Documents, regardless of the amounts of the Reserves, and regardless of the amounts on deposit in the Operating Account or the Central and Ancillary Accounts.

(D) Borrower irrevocably instructs and authorizes the Central and Ancillary Account Banks to take from time to time the actions specified in any instructions received from Lender, and to exercise the obligations imposed on the Central and Ancillary Account Banks hereunder.

7.7 Certain Additional Matters.

(A) At Lender’s option, the Lender shall have the right to cause the Central and Ancillary Account Banks to entitle each of the Accounts with any designation Lender may select in its sole and absolute discretion. The name of the account may be changed in connection with an assignment of either of the Loan by Lender or a permitted assignment of the Property by Borrower, in each case, to reflect such assignment.

(B) The Central and Ancillary Accounts shall be assigned the federal tax identification number of Borrower, which number Borrower represents is accurately set forth on Schedule 7.8. Prior to application in accordance with the terms hereof, all amounts in the Central and Ancillary Accounts shall remain assets of Borrower, subject to the pledge, lien and security interest granted to Lender hereunder, and subject to all of the terms and conditions of this Agreement and the other Loan Documents.

(C) In order to further secure the performance by Borrower of the Obligations and full performance by Borrower of all of Borrower’s obligations, covenants and agreements under this Agreement and the other Loan Documents, and as a material inducement for Lender to make the Loan in accordance with the terms of the Loan Documents, Borrower hereby (i) requests that the Central and Ancillary Accounts be established on its behalf at the Central and Ancillary Account Banks and (ii) acknowledges and agrees that (x) the Central and Ancillary Accounts will be subject to the sole dominion, control and discretion of Lender (which may be exercised through the Servicer), subject to the terms, covenants and conditions of this Agreement, (y) Lender shall have the sole right to make withdrawals or transfers of funds from the Central and Ancillary Accounts subject to the terms of this Agreement, and (z) neither Borrower nor any other Person claiming on behalf of or through Borrower shall have any right or authority, whether, express or implied, to withdraw any funds, investments or other properties from, the Central and Ancillary Accounts, or to give any instructions with respect to the Central and Ancillary Accounts.

(D) Borrower agrees to pay the fees of the Central and Ancillary Account Banks in accordance with the customary fees charged by such banks for the services described herein, as such fees are established from time to time. Lender shall cause each of the applicable banks to include its fees in an account analysis statement.

(E) Lender may replace any of the applicable banks with a new bank upon five (5) days’ notice to Borrower. Borrower hereby agrees to take all action necessary to facilitate the transfer of the respective obligations, duties and rights of any such bank to the successor thereof selected by Lender in its sole and absolute discretion.

(F) Lender shall terminate this Agreement upon payment in full of the Obligations and shall return to Borrower all monies then held in the Central and Ancillary Accounts after liquidating all Permitted Investments. In connection with, and on the date of, payment in full of the Obligations, Borrower may credit monies of or for the benefit of Borrower then held by Lender toward such payment in full, provided that Borrower provides Lender with all authorizations and other documents Lender may reasonably require, and that such monies are immediately available without impediment to Lender.

(G) Lender may exercise in respect of the Account Collateral all rights and remedies available to Lender hereunder or under the other Loan Documents, or otherwise available at law or in equity. Upon the occurrence of an Event of Default, Lender may exercise in respect of the Account Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Uniform Commercial Code then in effect in the applicable jurisdiction.

(H) Without limiting the generality of the foregoing or any other provisions of this Agreement, Borrower acknowledges and agrees that, upon the occurrence and during the continuance of an Event of Default, it will have no further right to request or otherwise require Lender to disburse funds from the Central and Ancillary Accounts in accordance with the terms of this Agreement, it being agreed that Lender may, at its option, do any one or more of the following or (i) direct the Central and Ancillary Account Banks to continue to hold the funds in the Central and Ancillary Accounts, or (ii) direct the Central and Ancillary Account Bank to issue payment to the Operating Account or to vendors for payment of Expenses, or (iii) direct that the Central and Ancillary Account Bank from time to time disburse all or any portion of the funds held in the Central and Ancillary Accounts then or thereafter held by the Central and Ancillary Account Banks to Lender, in which event Lender may apply said funds to the Obligations, in any order and in such manner as Lender may determine in its sole and absolute discretion.

(I) Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time:

(1) collect, appropriate, redeem, realize upon or otherwise enforce its rights with respect to the Account Collateral, or any part thereof, without notice to Borrower and without the need to institute any legal action, make demand to or upon Borrower or any other Person, exhaust any other remedies or otherwise proceed to enforce its rights;

(2) execute (in the name, place and stead of Borrower) any endorsements, assignments or other instruments of conveyance which may be required for the withdrawal and negotiation of the Account Collateral; and/or

(3) exercise all other rights and remedies available to Lender under applicable law, hereunder, or under any of the other Loan Documents.

Lender shall provide to Borrower, in writing, an accounting of all monies so applied promptly following written request after any such application.

(J) Notwithstanding anything to the contrary contained herein:

(1) Borrower shall remain liable under the Loan Documents to the extent set forth therein to perform all of its respective obligations thereunder;

(2) The exercise by Lender of any of its rights hereunder shall not release Borrower from its obligations under any of the Loan Documents, nor shall it constitute an election of remedies by Lender or a waiver by Lender of any of its rights and remedies under the Loan Documents;

(3) Except as expressly set forth in this Agreement or in any of the other Loan Documents, Lender shall not have any obligation or liability by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of Borrower hereunder or to take any action, in each case, to collect or enforce any claim for payment assigned hereunder; and

(4) Lender shall not have to resort to using the Account Collateral before making demand upon or bringing an action against Borrower under any Loan Document or against any guarantor under any guaranty given in connection with the Loan (unless and only to the extent otherwise expressly provided in any such guaranty).

(K) No failure on the part of Lender to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Agreement or the other Loan Documents. The remedies provided in this Agreement, the Note and the other Loan Documents are cumulative and not exclusive of any remedies provided at law or in equity.

7.8 Investment of Funds in Central Account and Ancillary Accounts.

(A) Lender is authorized to invest all or any part of the funds in or from the Central and Ancillary Accounts in one or more Permitted Investments. Lender shall invest all of such funds held by Lender in or from the Central and Ancillary Accounts in Permitted Investments. Unless otherwise specified by Borrower in written notice delivered both to Lender and Servicer, funds may be held in short-term money market investments or in so-called money market or market rate accounts. Any instructions from Borrower to invest otherwise shall be subject to reasonable approval by Lender.

(B) All funds from the Central and Ancillary Accounts that are invested in a Permitted Investment are deemed to be held in the Central and Ancillary Accounts for all purposes of this Agreement and the other Loan Documents. All earnings on Permitted Investments in the Central and Ancillary Accounts shall be for the benefit of Borrower and shall be credited to the Central and Ancillary Accounts. Borrower shall provide Lender or the applicable bank, at any time upon request of Lender, with a Form W-8 or W-9 to evidence that Borrower is not subject to any backup withholding under the IRC.

(C) Notwithstanding Paragraph (A) above, neither Lender nor Servicer shall have any liability for any loss in investments of funds that are invested in Permitted Investments (unless such loss results from gross negligence or willful misconduct, and then only the party at fault shall be liable), and no such loss shall affect Borrower’s obligations to make all payments and deposits required to be made by Borrower under the Loan Documents. Neither Lender nor Servicer shall be responsible for obtaining any specific level or percentage of earnings on any Permitted Investment. The Servicer’s receipt of any such earnings shall not in any manner be deemed on account of any monies owed to Lender under the Note or any other Obligations.

7.9 Representations and Warranties. In addition to any representations or warranties contained in this Agreement, Borrower represents and warrants as follows:

(A) Borrower is and at all times shall be the legal and beneficial owner of the Account Collateral, free and clear of any lien, security interest, option or other charge or encumbrance, except for the liens and security interests in favor of Lender created by this Agreement and the other Loan Documents.

(B) Upon execution by Borrower of this Agreement, the pledge and assignment of the Account Collateral pursuant to this Agreement will create a valid, first priority pledge and assignment of the Account Collateral, securing the payment and performance of the Obligations.

(C) Borrower is not a party to any credit agreement or other borrowing facility including, but not limited to, a line of credit or overdraft line, with the bank holding the Operating Account or the Central and Ancillary Account Banks.

7.10 Covenants. Except as otherwise permitted in this Agreement or any of the other Loan Documents, Borrower covenants to Lender that, from and after the Closing, it will comply with, or shall cause to be complied with, the covenants set forth below:

(A) Borrower will not, without the prior consent of Lender, (i) sell, assign (by operation of law or otherwise), or otherwise dispose of, or grant any option with respect to, any of the Receipts or any interest in the Account Collateral or (ii) create or permit to exist any assignment, lien, security interest, option or other charge or encumbrance upon or with respect to any of the Receipts or any Account Collateral, except for the liens and security interests in favor of Lender under this Agreement and the other Loan Documents.

(B) Borrower will give Lender not less than thirty (30) days’ prior written notice of any change in the address of its chief executive office or its principal office or any change in its state of formation.

(C) All records of Borrower with respect to the Account Collateral will be kept at the principal offices of Borrower and will not be removed from such addresses without the prior written consent of Lender.

(D) Borrower shall not, without the prior written consent of Lender, which may be withheld in Lender’s sole and absolute discretion, make or consent to any amendment or other modification or waiver with respect to any Account Collateral, or enter into any agreement, or permit to exist any restriction, with respect to any Account Collateral, other than as required by any applicable governmental authority.

(E) Borrower will, at its expense, defend Lender’s right, title and security interest in and to the Account Collateral against the claims of any Person.

(F) Borrower shall not take, or fail to take, any action which would in any manner impair the enforceability of this Agreement or the security interests created hereby.

(G) Borrower shall not enter into any credit agreement or other borrowing facility including, without limitation, a line of credit or overdraft line, with any of the bank holding the Operating Account or the Central and Ancillary Account Banks.

(H) Each Account established by Borrower shall be at all times an Eligible Account. If at any time any Account ceases to be an Eligible Account, then Borrower shall do all things required by Lender to transfer the applicable funds to an Eligible Account satisfying the requirements of this Agreement.

(I) At the request of Lender, Borrower shall execute and deliver from time to time, such documents as may be necessary or appropriate, in Lender’s sole judgment, to assure Lender that they have a first priority pledge of, and perfected security interest in and lien on, all Account Collateral.

7.11 Attorney-In-Fact.

(A) Borrower hereby irrevocably appoints Lender and Servicer as its attorney-in-fact, coupled with an interest, with full authority in the place and stead of Borrower, and in the name of Borrower or otherwise, from time to time after the occurrence of and during the continuation of an Event of Default in the discretion of Lender or the Servicer, as the case may be, to take any action and to execute any instrument which Lender or Servicer may deem necessary or advisable to accomplish the purpose of this Agreement or any other Loan Document, including, without limitation, the following: (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for monies due and to become due under or in respect of the Reserves, Accounts and/or any of the Account Collateral; (ii) to receive, endorse, and collect (A) any Receipts, (B) any instruments made payable to Borrower representing any dividend, payment of principal, interest, redemption price, purchase price or other distribution or payment in respect of any Account Collateral, or (C) any other instruments, documents and chattel paper received in connection with this Agreement or any other Loan Document; (iii) to file any claims, or take any action or institute any proceedings which Lender or Servicer shall deem necessary or desirable for the collection of any Receipts in the event that Borrower shall fail to do so, or otherwise to enforce the rights of Lender with respect to this Agreement; (iv) to execute and/or file, without the signature of Borrower, any Uniform Commercial Code financing statements, continuation statements, or other filing, and any amendment thereof, relating to the Account Collateral; (v) to give notice to any third parties which may be required to perfect Lender’s security interest in the Account Collateral; (vi) to register, purchase, sell, assign, transfer, pledge or take any other action with respect to any Account Collateral in accordance with this Agreement; and (vii) to register, purchase, sell, assign, transfer, pledge, or take any other action with respect to, any Account Collateral in accordance with this Agreement or, to the extent applicable, any other Loan Document.

(B) After the occurrence of and during the continuation of any Default or uncured Event of Default, Lender may, from time to time, at its sole option, perform any act which Borrower agrees hereunder to perform which Borrower shall fail to perform, and Lender may from time to time take any other action which Lender deems reasonably necessary for the maintenance, preservation or protection of any of the rights granted to Lender hereunder.

(C) The powers conferred on Lender hereunder, other than accounting for monies actually received by Lender or Servicer hereunder, and other than the obligations expressly set forth in this Agreement, shall not impose upon Lender or Servicer any duty as to the Accounts or the other Account Collateral, or any responsibility for (i) ascertaining or taking action with respect to any matters relative to the Accounts or the other Account Collateral, whether or not Lender or Servicer have or are deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to the Accounts or the other Account Collateral.

7.12 Indemnity and Expenses.

(A) Borrower shall indemnify and hold harmless Lender and Servicer and their successors and assigns and participants from and against any and all claim, loss or liability (including reasonable attorney’s fees and costs) arising out of or resulting from any of the Accounts, the Account Collateral and/or this Agreement, including, without limitation, enforcement of any right under and in accordance with this Agreement, except to the extent arising from the Lender’s or Servicer’s gross negligence or willful misconduct. In addition, Borrower shall indemnify Lender in accordance with the provisions of this Agreement.

(B) Borrower agrees to pay upon demand to Lender or the Servicer, as the case may be, the amount of any and all out-of-pocket expenses, including reasonable attorneys’ fees and expenses, which Lender and/or Servicer actually incurs in connection with (i) subject to Section 5.29 hereof, the administration of this Agreement or any of the other Loan Documents, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Account Collateral in accordance herewith, (iii) the exercise or enforcement of any of the rights of Lender hereunder or under the other Loan Documents, or (iv) the failure by Borrower to perform or observe any of the provisions hereof or of the other Loan Documents.

(C) The indemnities contained in this Section shall survive the expiration or earlier termination of this Agreement.

7.13 Limitation on Liability.

(A) Lender and Servicer shall not be liable for any acts, omissions, errors in judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Account Collateral, except for those arising as a result of Lender’s or Servicer’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, except as otherwise expressly provided for herein or as required by applicable law, Lender shall have no duty (i) as to any Account Collateral, (ii) as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Account Collateral, whether or not Lender has or is deemed to have knowledge of such matters, or (iii) as to the taking of any necessary steps to preserve rights against any parties or any other right pertaining to any Account Collateral. Lender is hereby authorized by Borrower to act on any written instruction believed by Lender in good faith to have been given or sent by Borrower.

(B) Borrower agrees that, except as otherwise expressly set forth in this Agreement or any other Loan Document, under no circumstances shall Lender be responsible to Borrower for any loss or damage resulting from Lender’s failure to enforce any rights of Borrower with respect to the Accounts and/or any of the Account Collateral, or to collect all or any part of the monies or other proceeds due thereunder or resulting from any other action herein authorized and taken or not taken by Lender, nor shall Lender have any duty to act with respect to any of the foregoing. Borrower hereby holds Lender harmless from any penalty, loss or damage, including attorneys’ fees, which Lender may sustain as a result of the conversion of the Accounts in accordance with this Agreement, except for those arising as a result of Lender’s gross negligence or willful misconduct. Borrower agrees that Lender may deduct from the proceeds available to Lender after sale or conversion of any of the Account Collateral any reasonable expense, fees or charges resulting from such sale or conversion. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

ARTICLE 8

DEFAULT, RIGHTS AND REMEDIES

8.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(A) Scheduled Payments. Failure of Borrower to pay any scheduled payment amount when the same is due under this Agreement, any Note, or any other Loan Documents (whether such amount is interest, principal, Reserves, or otherwise); provided, however, with respect to scheduled monthly payments of interest and principal only, if: (i) Borrower is not then otherwise in Default and no Event of Default exists; (ii) there are sufficient funds on deposit in the Debt Service Sub-Account to pay such scheduled payments of interest and principal; (iii) Lender does not apply the funds on deposit in the Debt Service Sub-Account towards the payment of such scheduled payments of interest and principal; and (iv) Borrower and its Affiliates do not interfere, or attempt to interfere, with such application of funds, then Borrower’s failure to timely pay such scheduled monthly payments of interest and principal shall not constitute an Event of Default; or

(B) Other Payments. Failure of Borrower to pay any amount from time to time owing under this Agreement, any Note, or any other Loan Documents (other than amounts subject to the preceding paragraph) within ten (10) days following demand; or

(C) Breach of Reporting Provisions. Failure of any Borrower Party to perform or comply with any term or condition contained in Section 5.1 which continues for a period of ten (10) days after demand; or

(D) Breach of Provisions Regarding Insurance, Transfers, Liens, Single Purpose. Breach or default under any of Section 5.4, Article 9, or Section 11.1 (provided that in the case of an involuntary lien under Section 11.1, the same shall not constitute an Event of Default if within fifteen (15) days following request by Lender, Borrower shall either (i) cause the same to be removed of record, or (ii) provide to Lender security for the same in an amount and pursuant to terms both satisfactory to Lender in Lender’s sole and absolute discretion); or

(E) Breach of Warranty. Any representation, warranty, certification or other statement made by any Borrower Party or Affiliates thereof in any Loan Document or in any statement or certificate at any time given in writing pursuant or in connection with any Loan Document is false in any respect which is material to the interests of Lender on the date made; or

(F) Other Defaults Under Loan Documents. A default shall occur in the performance of or compliance with any term contained in this Agreement or the other Loan

Documents and such default is not fully cured within thirty (30) days after receipt by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); provided however that if the default is capable of cure but with diligence cannot be cured within such period of thirty (30) days, and if immediately on demand (which demand may be made from time to time by Lender) Borrower shall give Lender evidence satisfactory to Lender that Borrower (or the applicable Borrower Party) has commenced the cure within ten (10) days after the first notice of default and at all times after such commencement has pursued such cure diligently, then such period shall be extended for so long as is reasonably necessary, but in no event beyond the sixtieth (60th) day after the original notice of default; or

(G) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court enters a decree or order for relief with respect to any Borrower Party, in an Involuntary Borrower Party Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (ii) the occurrence and continuance of any of the following events for ninety (90) days unless dismissed, bonded or discharged within such time: (x) an Involuntary Borrower Party Bankruptcy is commenced; or (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower Party or over all or a substantial part of its property, is entered and not discharged within ninety (90) days; or (z) an interim receiver, trustee or other custodian is appointed without the consent of any Borrower Party, for all or a substantial part of the property of such Person and not discharged within ninety (90) days; or (iii) any breach or default occurs under Subsection 5.24(B) (in the case of a condition or event that may fall within part (ii) or this part (iii) of this Subsection 8.1(G), this part (iii) shall govern) and is not discharged within ninety (90) days; or

(H) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) An order for relief is entered with respect to any Borrower Party, or any such Person commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for any Borrower Party or for all or a substantial part of the property of any Borrower Party; or (ii) any Borrower Party makes any assignment for the benefit of creditors; or (iii) the Board of Directors or other governing body of any Borrower Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

(I) Solvency. Any Borrower Party ceases to be solvent or admits in writing its present or prospective inability to pay its debts as they become due; or

(J) Judgment and Attachments. Any lien, money judgment, writ or warrant of attachment, or similar process is entered or filed against any Borrower Party or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period which continues either for thirty (30) days or until the twentieth (20th) day prior to the date of any proposed sale thereunder; or

(K) Injunction. Any Borrower Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

(L) Invalidity of Loan Documents. Any of the Loan Documents for any reason ceases to be in full force and effect or is declared to be null and void, or any Person who is a party thereto, other than Lender, denies that it has any further liability (as distinguished from denial of the existence of a Default or Event of Default) under any Loan Documents to which it is party, or gives notice to such effect; or

(M) Master Lease Requirements. Any breach or default under Section 5.33.

If more than one of the foregoing paragraphs shall describe the same condition or event, then Lender shall have the right to select which paragraph or paragraphs shall apply. In any such case, Lender shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for a lesser amount of notice (or for no notice) or for a lesser time to cure (or for no time to cure).

8.2 Acceleration and Remedies.

(A) Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), the unpaid principal amount of and accrued interest and fees on the Loan and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any other Event of Default, at the option of Lender, which may be exercised without notice or demand to anyone, all or any portion of the Loan and other Obligations shall immediately become due and payable.

(B) Upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to exercise all rights and remedies which are specified in any Loan Document or otherwise available at law or in equity. Without limitation of the foregoing, Lender may cease or suspend any and all performance required of Lender under the Loan Documents upon the occurrence of any Event of Default.

(C) If any Event of Default shall occur and be continuing, then there shall be no requirement of notice and time to cure for any other or subsequent Default.

8.3 Performance by Lender. If Borrower shall fail to perform, or cause to be performed, any covenant, duty or agreement contained in any of the Loan Documents, irrespective of whether notice has been given and whether any time in which to cure has elapsed, Lender may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay to Lender any amount reasonably expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate, from the date of such expenditure until paid. Any amounts advanced or expended by Lender to perform or attempt to perform any such matter shall be added to and included within the indebtedness evidenced by the Note and shall be secured by all of the Collateral securing the Loan. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document. Lender may cease or suspend any and all performance required on Lender under the Loan Documents upon the occurrence and during the continuance of any Default.

8.4 Evidence of Compliance. Promptly following request by Lender, each Borrower Party shall provide such documents and instruments as shall be reasonably satisfactory to Lender to evidence compliance with any provision of the Loan Documents applicable to such Borrower Party.

ARTICLE 9

SINGLE-PURPOSE, BANKRUPTCY-REMOTE

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Applicable to all Primary Borrower Parties. Each Primary Borrower Party hereby jointly and severally represents, warrants and covenants as of the Closing Date and also (except only to the extent that express provision is set forth below stating that a representation is made only as of the Closing) until such time as all Obligations are paid in full, that absent express advance written waiver from Lender, which may be withheld in Lender’s sole and absolute discretion, such Primary Borrower Party:

(A) does not own and will not own any assets other than the Property (including incidental personal property necessary for the operation thereof and proceeds therefrom) or direct or indirect ownership interests in Borrower (the “Ownership Interests”);

(B) is not engaged and will not engage in any business, directly or indirectly, other than the ownership, management and operation of the Property or the Ownership Interests;

(C) will not enter into any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal or Affiliate of any Borrower Party except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Affiliate;

(D) has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Obligations, and (ii) trade payables or accrued expenses incurred in the ordinary course of business of operating the Property;

(E) has not made and will not make any loan or advances to any Person (including any of its Affiliates); provided, however, that this prohibition shall not include distributions to Sole Member or members in Sole Member in the normal course of business of operating income and excess capital in accordance with the terms and provisions hereof;

(F) is and reasonably expects to remain solvent and pay its own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due;

(G) has done or caused to be done and will do all things necessary to preserve its existence, and will not, nor will any partner, member, shareholder, trustee, beneficiary, or principal amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation, by-laws, certificate of formation, articles of organization, operating agreement, limited liability company agreement or other organizational documents in any manner, modify, or have the effect of modifying provisions analoguous to the provisions of this Section 9, would contravene or conflict with any assumptions, statements, certifications, representations, warranties and covenants contained in the nonconsolidation opinion delivered pursuant to Section 3.1 on which would have a Material Adverse Effect;

(H) shall continuously maintain its existence and be qualified to do business in all states necessary to carry on its business, specifically including in the case of Borrower, the State of California;

(I) will conduct and operate its business as presently conducted and operated;

(J) will maintain books and records and bank accounts separate from those of its partners, members, shareholders, trustees, beneficiaries, principals, Affiliates, and any other Person;

(K) will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any of its partners, members, shareholders, trustees, beneficiaries, principals and Affiliates, and any Affiliates of any of the same), and not as a department or division of any Person;

(L) will file its own tax returns;

(M) has and reasonably expects to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(N) will not seek, acquiesce in, or suffer or permit its liquidation, dissolution or winding up, in whole or in part;

(O) will not enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person;

(P) will not commingle or permit to be commingled its funds or other assets with those of any other Person;

(Q) has and will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(R) except as expressly provided for in the Loan Documents, does not and will not hold itself out to be responsible for the debts or obligations of any other Person;

(S) except as expressly provided for in the Loan Documents, has not and will not guarantee or otherwise become liable on or in connection with any obligation of any other Person;

(T) shall not do any act which would make it impossible to carry on its ordinary business;

(U) will not possess or assign the Property for other than a business or company purpose;

(V) will not breach the covenants of Section 11.1 applicable to it;

(W) except for funds deposited into the Accounts in accordance with the Loan Documents, shall not hold title to its assets other than in its name; and

(X) shall not institute proceedings to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against it; file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due.

(Y) shall comply with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by Borrower contained in or appended to the nonconsolidation opinion of Borrower’s legal counsel delivered pursuant to Section 3.1.

(Z) shall at all times maintain at least one (1) independent director (the “Outside Director”), who shall, at Lender’s option, be selected by Lender or such Primary Borrower Party, but if not selected by Lender, shall be reasonably satisfactory to Lender and shall not have been at the time of such individuals’ appointment as Outside Director, and may not have been at any time during the preceding five years, (i) shareholders of, or officers, directors, partners or employees of, Borrower or any of its shareholders, members, subsidiaries or Affiliates (other than Outside Director of Borrower and Sole Member), (ii) customers of, or suppliers to, Borrower or any of its shareholders, members, subsidiaries or Affiliates, (iii) Persons controlling or under common control with any such shareholder, director, partner, member, supplier or customer, or (iv) members of the immediate family of any such shareholder, member, officer, director, partner, employee, supplier or customer.

9.2 Applicable to Sole Member. In addition to its obligations under Section 9.1, Sole Member hereby represents, warrants and covenants as of the Closing Date and until such time as all Obligations are paid in full, that, without Lender’s prior written consent, which may be withheld in Lender’s sole and absolute discretion, Sole Member:

(A) shall at all times act as the sole member of Borrower with all of the rights, powers, obligations and liabilities thereof under the operating agreement of Borrower and shall take any and all actions and do any and all things necessary or appropriate to the accomplishment of the same and will engage in no other business;

(B) shall not, except with the authorization and direction of the Outside Director, if applicable, institute proceedings for itself or Borrower to be adjudicated bankrupt or insolvent; consent to the institution of a bankruptcy or insolvency proceeding against it or Borrower; file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for itself or Borrower or a substantial part of its or Borrower’s property; make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due;

(C) shall not, except with the authorization and direction of the Outside Director, if applicable, for itself or for Borrower (i) liquidate or dissolve, in whole or in part; (ii) consolidate, merge or enter into any form of consolidation with or into any other Person, nor convey, transfer or lease its or Borrower’s assets substantially as an entirety to any Person nor permit any Person to consolidate, merge or enter into any form of consolidation with or into itself or Borrower, nor convey, transfer or lease its or Borrower’s assets substantially as an entirety to any Person; and (iii) amend any provisions of Borrower’s organizational documents containing provisions similar to those contained in this Article 9;

(D) will not enter into any contract or agreement with Borrower except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(E) will not make any loan or advance to Borrower; provided, however, that this prohibition shall not be deemed a restriction on additional capital contributions to the Borrower, as permitted in the Borrower’s Limited Liability Company Agreement;

(F) is and reasonably expects to remain solvent and pay its own liabilities, indebtedness and obligations of any kind from its own separate assets as the same shall become due;

(G) has done or caused to be done and will do all things necessary to preserve its existence;

(H) shall continuously maintain its existence and be qualified to do business in all states necessary to carry on its business;

(I) will maintain books and records and bank accounts separate from the Borrower;

(J) will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from Borrower, and not as a department or division of Borrower;

(K) shall not commingle or permit to be co-mingled its funds or other assets with those of the Borrower;

(L) has and will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of the Borrower; and

(M) does not and will not hold itself out to be responsible for the debts or obligations of the Borrower.

ARTICLE 10

RESTRUCTURING LOAN, SECONDARY MARKET TRANSACTIONS

10.1 Secondary Market Transactions Generally. Lender shall have the right to engage in one or more Secondary Market Transactions with respect to all or any part of the indebtedness and loan documentation, and to structure and restructure all or any part of the Loan, including without limitation in multiple tranches, as a wraparound loan, or for inclusion in a REMIC or other Securitization. Without limitation, Lender shall have the right to (a) cause the Notes and the Deed of Trust to be split into a first and a second mortgage loan, or into one or more loans secured by mortgages and/or by direct or indirect equity interests in Borrower, or (b) create one or more senior and subordinate notes or multiple components of such note or notes, in each case in whatever proportion Lender determines, and thereafter to engage in Secondary Market Transactions with respect to all or any part of the indebtedness and loan documentation. Borrower acknowledges that it is the intention of the parties that all or a portion of the Loan will be securitized and that all or a portion of the Loan will be rated by one or more Rating Agencies. Borrower further acknowledges that additional structural modifications may be required to satisfy issues raised by any Rating Agencies. As used herein, “Secondary Market Transaction” means any of (i) the sale, assignment or other transfer of all or any portion of the Obligations or the Loan Documents or any interest therein to one or more investors, (ii) the sale, assignment, or other transfer of one or more participation interests in the Obligations or Loan Documents to one or more investors, or (iii) the transfer or deposit of all or any portion of the Obligations or Loan Documents to or with one or more trusts or other entities which may sell certificates or other instruments to investors evidencing an ownership interest in the assets of such trust or the right to receive income or proceeds therefrom.

10.2 Cooperation; Limitations. Borrower Parties shall use all reasonable efforts and cooperate reasonably and in good faith with Lender in effecting any such restructuring or Secondary Market Transaction. Such cooperation shall include without limitation, executing and delivering such reasonable non-material amendments to the Loan Documents and the organizational documents of Borrower and Sole Member as Lender may request, provided however that no such amendment shall modify (i) the interest rate payable under each Note (provided, however, that if the Loan is restructured as multiple loans with multiple notes, the interest rate on one note may be higher than the interest rate payable under either Note, so long as the aggregate interest charged under such multiple notes does not exceed the aggregate interest charged under the Notes), (ii) the stated maturity date of the Notes, (iii) the amortization of the principal amount of the Loan, (iv) any other economic terms of the Obligations, or (v) the non-recourse provisions of the Loan, or (iv) impose on the Borrower Parties any material additional restrictions or obligations. Such cooperation also shall include using best efforts to obtain such certificates and assurances from governmental entities and others as Lender may request. Borrower shall not be required to incur any out-of-pocket expenses (other than de minimis expenses) in connection with any Secondary Market Transaction or to provide additional collateral. Notwithstanding the foregoing, Borrower shall pay for any item that is requested by Lender in connection with a Secondary Market Transaction that was a requirement of the Closing but which was waived in connection with the Closing.

10.3 Information. The Borrower Parties shall provide such access to personnel and such information and documents relating to the Borrower Parties, Manager, the Property and the business and operations of all of the foregoing and such opinions of counsel (including nonconsolidation opinions) as Lender may reasonably request in connection with any such Secondary Market Transaction. Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms, other third party advisory firms, potential investors, and other parties involved in any proposed Secondary Market Transaction. Any such information may be incorporated into offering documents for the Secondary Market Transactions. Lender and all of the aforesaid third-party advisors and professional firms and investors shall be entitled to rely upon such information, and Borrower shall indemnify, defend, and hold harmless Lender from and against any losses, claims, damages and liabilities that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such information or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading. Lender may publicize the existence of the Obligations in connection with Lender’s Secondary Market Transaction activities or otherwise.

10.4 Additional Provisions. In any Secondary Market Transaction, Lender may transfer its obligations under this Agreement and under the other Loan Documents (or may transfer the portion thereof corresponding to the transferred portion of the Obligations of Borrower), and thereafter Lender shall be relieved of any obligations hereunder and under the other Loan Documents arising after the date of said transfer with respect to the transferred interest. Each transferee investor shall become a “Lender” hereunder. In the event Lender transfers any or all of its obligations to multiple transferee investors and such investors become “Lenders”, one such Lender or Servicer shall act as the representative for all Lenders, and shall receive notices, approve or deny requests, and otherwise act on behalf of all Lenders.

ARTICLE 11

RESTRICTIONS ON LIENS, TRANSFERS; ASSUMABILITY

11.1 Restrictions on Transfer and Encumbrance. Borrower shall not cause or suffer to occur any sale, transfer, pledge, or encumbrance of (i) all or any part of the Property, or any interest therein, or (ii) any direct or indirect ownership or beneficial interest in any of the Primary Borrower Parties, irrespective of the number of tiers of ownership. Notwithstanding the foregoing or anything else herein to the contrary:

(A) Without the consent of Lender, but only upon satisfaction of the conditions set forth in Subsection (B) below and provided that no Default or Event of Default has occurred and is continuing: (i) any member of Sole Member who is a natural person may transfer all or any portion of such individual member’s interests for estate or tax planning purposes to a trust or family member so long as such member maintains control of the decision-making authority with respect to such interests whether by contract or otherwise, and (ii) any member of Sole Member may permit the transfer of up to 25% of the interests in the Sole Member to third parties who are natural persons or trusts for the benefit of natural persons, and such member may transfer up to 25% of its ownership interests in Sole Member as provided herein to third parties who are natural persons or trusts for the benefit of natural persons.

(B) Prior to and as a condition to any transfer or encumbrance described in Subsection (A) above (a “Permitted Transfer”), the Borrower Parties shall cause to be delivered to Lender (i) a written notice containing the proposed effective date, and all material terms, of such Permitted Transfer (which notice shall be delivered at least ten (10) days in advance of such proposed effective date); (ii) copies of all documents effectuating or otherwise relating to such Permitted Transfer; (iii) the costs and expenses of Lender (including reasonable attorneys’ fees) incurred and estimated to be incurred in connection with such Permitted Transfer; (iv) written affirmation by each Guarantor (in form and substance satisfactory to Lender) that such Permitted Transfer will not affect the liability of Guarantor under its Guaranty; and (v) such other documents and materials as Lender may reasonably request, including without limitation, title insurance endorsements and opinions of counsel regarding enforceability and nonconsolidation. In addition to the foregoing, a Permitted Transfer of the ownership interest in Sole Member shall be subject to the prior (i) execution and delivery by the acquirer of such ownership interest of an assumption agreement (in form and substance satisfactory to Lender) which shall provide for the assumption by such acquirer of all warranties, covenants, and liabilities of a Borrower Party under the Loan Documents; (ii) Borrower shall cause to be delivered to Lender an endorsement to Lender’s policy of title insurance in form and substance acceptable to Lender, in Lender’s reasonable discretion (the “Endorsement”); and (iii) Borrower shall deliver to Lender a payment in the amount of all remaining unpaid costs incurred by Lender in connection with the transfer, including but not limited to, Lender’s attorneys fees and expenses, all recording fees, and all fees payable to the Title Company for the delivery to Lender of the Endorsement.

ARTICLE 12

LIMITATIONS ON RECOURSE

Subject to the provisions of this Article, and notwithstanding any provision of the Loan Documents other than this Article, the personal liability of any Primary Borrower Party to pay the principal of and interest on the debt evidenced by the Note and any other Obligation shall be limited to (a) the Property, (b) the rents, profits, issues, products, income and Receipts of the Property, received or collected by or on behalf of Borrower or any Borrower Party after an Event of Default, and (c) any other Collateral. Notwithstanding the foregoing, each Primary Borrower Party, jointly and severally, shall be fully and personally liable for payment and performance of all obligations set forth in the Loan Documents, including the payment of all principal, interest, and other amounts under the Note, in any of the following events: (1) any uncured default under Section 11.1, or (2) any uncured default under Article 9 (except with respect to (x) subsections 9.1(F) and (M) and subsection 9.2(F) with respect to future expectations of solvency or adequate capital, and (y) subsection 9.1(Y) only to the extent that subsection 9.1(Y) is materially relevant to the consolidation analysis of the opinion described in said subsection or likely to materially adversely affect a court’s determination with respect to such consolidation), or (3) any condition or event as to any bankruptcy proceeding of any Primary Borrower Party as debtor described in any of Subsections 8.1(G)(iii) or 8.1(H), or (4) in any case or proceeding under the Bankruptcy Code or in any other judicial proceeding, all or any portion of the lien of the Mortgage or the obligations of Borrower to pay principal and interest (provided no Borrower Party has initiated, or colluded with any other party in, the bankruptcy filing resulting in such rescission, set aside, determination of voidness or unenforceability, except when and to the extent Lender may be deemed under-secured in such a proceeding under the Bankruptcy Code) as specified in the Loan Documents is rescinded, set aside, or determined to be void or unenforceable, or any of the terms of any of the Loan Documents is modified in a manner which materially denies or interferes with the ultimate practical realization of Lender’s rights or remedies under the Loan Documents (provided no Borrower Party has initiated, or colluded with any other party in, the proceeding or motion resulting in such modification) without Lender’s consent (and in any circumstance in which this clause applies, the liability of Guarantor for the obligations set forth in the Loan Documents shall be determined as if there were no such rescission, set aside, determination of voidness or unenforceability, or modification).

Each Primary Borrower Party, jointly and severally, shall be personally liable in the amount of any loss, damage or cost resulting from (a) fraud or intentional misrepresentation by any Borrower Party in connection with the Loan; (b) insurance proceeds, condemnation awards, or other sums or payments attributable to the Property which are delivered to or controlled by any Borrower Party and which are not applied in accordance with the provisions of the Loan Documents; (c) all rents, profits, issues, products and income of the Property received or collected by or on behalf of any Borrower Party after an Event of Default (other than by Lender or Servicer) and not applied in accordance with the Loan Documents; (d) misappropriation of or failure to turn over to Lender, after an Event of Default, any tenant security deposits or rents collected in advance (other than by Lender or Servicer); (e) failure to pay transfer fees and charges due Lender in connection with any subordinate financing, or in connection with any transfer of all or any part of the Property, or any interest therein, or in connection with any transfer of any direct or indirect beneficial interest in Borrower (if Borrower is not a natural person or persons but is a corporation, partnership, trust or other legal entity); (f) failure by any Borrower Party or any other indemnitor or guarantor to comply with the covenants, obligations, liabilities, warranties and representations contained in the Environmental Indemnity or otherwise pertaining to environmental matters; (g) waste; (h) any Affiliate of Borrower asserting any claim, defense, or offset against Lender that Borrower has waived or agreed not to assert; (i) any failure of CELLC or any other Manager to properly deposit rents and other amounts received by Borrower or Manager into the Central Account or security deposits into the account specified by Lender; or (j) all reasonable costs and expenses, including attorneys’ fees and expenses, incurred in collecting any amount due under the Loan Documents.

No provision of this Article shall (i) affect the enforcement of the Environmental Indemnity or any guaranty or similar agreement executed in connection with the debt evidenced by the Notes, (ii) release or reduce the debt evidenced by the Notes, (iii) impair the lien of the Deed of Trust or any other security document, (iv) impair the rights of Lender to enforce any provisions of the Loan Documents, or (v) limit Lender’s ability to obtain a deficiency judgment or judgment on the Notes or otherwise against any Borrower Party to the extent necessary to obtain any amount for which such Borrower Party may be liable in accordance with this Article or any other Loan Document.

ARTICLE 13

WAIVERS OF DEFENSES OF GUARANTOR AND SURETIES

To the extent that any Borrower Party (in this Article, a “Waiving Party”) is deemed for any reason to be a guarantor or surety of or for any other Borrower Party or to have rights or obligations in the nature of the rights or obligations of a guarantor or surety (whether by reason of execution of a guaranty, provision of security for the obligations of another, or otherwise) then this Article shall apply. This Article shall not affect the rights of the Waiving Party other than to waive or limit rights and defenses that Waiving Party would have (i) in its capacity as a guarantor or surety or (ii) in its capacity as one having rights or obligations in the nature of a guarantor or surety. This Article 13 shall not apply to the Guaranty, in recognition that provisions similar to this Article 13 are included therein.

Waiving Party hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any of the other Borrower Parties, protest or notice with respect to any of the obligations of any of the other Borrower Parties, setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance, the benefits of all statutes of limitation, and all other demands whatsoever (and shall not require that the same be made on any of the other Borrower Parties as a condition precedent to the obligations of Waiving Party), and covenants that the Loan Documents will not be discharged, except by complete payment and performance of the obligations evidenced and secured thereby, except only as limited by the express contractual provisions of the Loan Documents. Waiving Party further waives all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the obligations of any of the other Borrower Parties to Lender is due, notices of any and all proceedings to collect from any of the other Borrower Parties or any endorser or any other guarantor of all or any part of their obligations, or from any other person or entity, and, to the extent permitted by law, notices of exchange, sale, surrender or other handling of any security or collateral given to Lender to secure payment of all or any part of the obligations of any of the other Borrower Parties.

Except only to the extent provided otherwise in the express contractual provisions of the Loan Documents, Waiving Party hereby agrees that all of its obligations under the Loan Documents shall remain in full force and effect, without defense, offset or counterclaim of any kind, notwithstanding that any right of Waiving Party against any of the other Borrower Parties or defense of Waiving Party against Lender may be impaired, destroyed, or otherwise affected by reason of any action or inaction on the part of Lender. Waiving Party waives all rights and defenses arising out of an election of remedies by the Lender, even though that election of remedies, may have destroyed the Waiving Party’s rights of subrogation and reimbursement against the other Borrower Parties.

Lender is hereby authorized, without notice or demand, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the obligations of any of the other Borrower Parties; (b) to accept partial payments on all or any part of the obligations of any of the other Borrower Parties; (c) to take and hold security or collateral for the payment of all or any part of the obligations of any of the other Borrower Parties; (d) to exchange, enforce, waive and release any such security or collateral for such obligations; (e) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of such obligations and any security or collateral for such obligations. Any of the foregoing may be done in any manner, and Waiving Party agrees that the same shall not affect or impair the obligations of Waiving Party under the Loan Documents.

Waiving Party hereby assumes responsibility for keeping itself informed of the financial condition of all of the other Borrower Parties and any and all endorsers and/or other guarantors of all or any part of the obligations of the other Borrower Parties, and of all other circumstances bearing upon the risk of nonpayment of such obligations, and Waiving Party hereby agrees that Lender shall have no duty to advise Waiving Party of information known to it regarding such condition or any such circumstances.

Waiving Party agrees that neither Lender nor any person or entity acting for or on behalf of Lender shall be under any obligation to marshal any assets in favor of Waiving Party or against or in payment of any or all of the obligations secured hereby. Waiving Party further agrees that, to the extent that any of the other Borrower Parties or any other guarantor of all or any part of the obligations of the other Borrower Parties makes a payment or payments to Lender, or Lender receives any proceeds of collateral for any of the obligations of the other Borrower Parties, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid or refunded, then, to the extent of such payment or repayment, the part of such obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

Waiving Party (i) shall have no right of subrogation with respect to the obligations of the other Borrower Parties and (ii) waives any right to enforce any remedy that Lender now has or may hereafter have against any of the other Borrower Parties, any endorser or any guarantor of all or any part of such obligations or any other person, and Waiving Party waives any benefit of, and any right to participate in, any security or collateral given to Lender to secure the payment or performance of all or any part of such obligations or any other liability of the other parties to Lender.

Waiving Party agrees that any and all claims that it may have against any of the other Borrower Parties, any endorser or any other guarantor of all or any part of the obligations of the other Borrower Parties, or against any of their respective properties, shall be subordinate and subject in right of payment to the prior payment in full of all obligations secured hereby. Notwithstanding any right of any of the Waiving Party to ask, demand, sue for, take or receive any payment from the other Borrower Parties, all rights, liens and security interests of Waiving Party, whether now or hereafter arising and howsoever existing, in any assets of any of the other Borrower Parties (whether constituting part of the security or collateral given to Lender to secure payment of all or any part of the obligations of the other Borrower Parties or otherwise) shall be and hereby are subordinated to the rights of Lender in those assets.

ARTICLE 14

MISCELLANEOUS

14.1 Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all reasonable fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement, including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand: (A) reasonable fees, costs and expenses (including reasonable attorneys’ fees, and other professionals retained by Lender) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (B) reasonable fees, costs and expenses (including reasonable attorneys’ fees and other professionals retained by Lender) incurred in connection with the administration of the Loan Documents and the Loan and any amendments, modifications and waivers relating thereto; (C) reasonable fees, costs and expenses (including reasonable attorneys’ fees) incurred in connection with the review, documentation, negotiation, closing and administration of any subordination or intercreditor agreements; and (D) reasonable fees, costs and expenses (including attorneys’ fees and fees of other professionals retained by Lender) incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower under this Agreement, the Note or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise.

14.2 Indemnity. In addition to the payment of expenses as required elsewhere herein, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender and any holder of the Note, and the officers, directors, employees, agents, Affiliates and attorneys of Lender and such holders (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, Tax Liabilities, broker’s or finders fees, reasonable costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of (A) the negotiation, execution, delivery, performance, administration, ownership, or enforcement of any of the Loan Documents, (B) any of the transactions contemplated by the Loan Documents, (C) any breach by Borrower of any representation, warranty, covenant, or other agreement contained in any of the Loan Documents, (D) the presence, release, threatened release, disposal, removal, or cleanup of any Hazardous Material located on, about, within or affecting any of the properties or assets of Borrower or any violation of any applicable Environmental Law for which Borrower is liable, (E) Lender’s agreement to make the Loan hereunder, (F) any claim brought by any third party arising out of any condition or occurrence at or pertaining to the Property, or (G) the use or intended use of the proceeds of any of the Loan (the foregoing liabilities herein collectively referred to as the “Indemnified Liabilities”); provided that Borrower shall not have an obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.

14.3 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and any other party to be charged. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower or other Person to any other or further notice or demand in similar or other circumstances.

14.4 Retention of Borrower’s Documents. Lender may, in accordance with Lender’s customary practices, destroy or otherwise dispose of all documents, schedules, invoices or other papers, delivered by Borrower to Lender unless Borrower requests in writing that same be returned. Upon such request and at such Borrower’s expense, Lender shall return such papers when Lender’s actual or anticipated need for same has terminated.

14.5 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing and addressed to the respective party as set forth below. Notices shall be effective when actually delivered by any commercially reasonable means, provided that if such delivery occurs on any day other than a Business Day or after the close of business on any Business Day, the same shall be effective on the next Business Day. Further, notices sent by certified or registered mail, return receipt requested, or by nationally recognized express courier service, shall be effective on the earlier of (i) actual delivery or (ii) refusal to accept delivery or on failure of delivery because the recipient address is not open to receive deliveries between 9:00 a.m. and 5:00 p.m. on any Business Day.

Notices sent by telecopy or other electronic means shall be effective only if also sent by nationally recognized express courier service for delivery on the next Business Day. Notices shall be addressed as follows:

If to any Borrower Party:	c/o The Cambay Group, Inc. 1350 Treat Boulevard, Suite 560 Walnut Creek, California 94596 Attn: Chief Financial Officer Facsimile: (925) 933-1404

With a copy to:	Morrison & Foerster LLP 101 Ygnacio Valley Road, Suite 450 Walnut Creek, California 94596 Attn: Pamela J. Reed, Esq. Facsimile: (925) 946-9912

If to Lender:	Greenwich Capital Financial Products, Inc. 600 Steamboat Road Greenwich, Connecticut 06830 Attn: Commercial Mortgage Loan Department Facsimile: (203) 629-8363

With a copy to:	Katten Muchin Zavis Rosenman 525 West Monroe Street, Suite 1600 Chicago, Illinois 60661-3693 Attn: Daniel J. Perlman, Esq. Facsimile: (312) 902-1061

Any party may change the address at which it is to receive notices to another address in the United States at which business is conducted (and not a post-office box or other similar receptacle), by giving notice of such change of address in accordance with the foregoing. This provision shall not invalidate or impose additional requirements for the delivery or effectiveness of any notice (i) given in accordance with applicable statutes or rules of court, or (ii) by service of process in accordance with applicable law. If there is any assignment or transfer of Lender’s interest in the Loan, then the new Lenders may give notice to the parties in accordance with this Section, specifying the addresses at which the new Lenders shall receive notice, and they shall be entitled to notice at such address in accordance with this Section.

14.6 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan hereunder and the execution and delivery of the Note. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower Parties to indemnify or release Lender or Persons related to Lender, or to pay Lender’s costs, expenses, or taxes shall survive the payment of the Loan and the termination of this Agreement.

14.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Note or any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, the Note and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

14.8 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Person or against or in payment of any or all of the Obligations. To the extent that any Person makes a payment or payments to Lender, or Lender enforces its remedies or exercises its rights of set off, and such payment or payments or the proceeds of such enforcement or set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, if any, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

14.9 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Note or other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Note or other Loan Documents or of such provision or obligation in any other jurisdiction.

14.10 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

14.11 APPLICABLE LAW. PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BORROWER PARTIES AGREE THAT THIS AGREEMENT AND ALL OF THE LOAN DOCUMENTS (EXCEPT, AS TO THE OTHER LOAN DOCUMENTS, TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT ANY SUCH LAWS MAY NOW OR HEREAFTER BE PREEMPTED BY FEDERAL LAW, IN WHICH CASE SUCH FEDERAL LAW SHALL SO GOVERN AND BE CONTROLLING.

14.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no Borrower Party may assign its rights or obligations hereunder or under any of the other Loan Documents except as expressly provided in Article 11.

14.13 Sophisticated Parties, Reasonable Terms, No Fiduciary Relationship. The Borrower Parties represent, warrant and acknowledge that (i) they are sophisticated real estate investors, familiar with transactions of this kind, and (ii) they have entered into this Agreement and the other Loan Documents after conducting their own assessment of the alternatives available to them in the market, and after lengthy negotiations in which they have been represented by legal counsel of their choice. The Borrower Parties also acknowledge and agree that the rights of Lender under this Agreement and the other Loan Documents are reasonable and appropriate, taking into consideration all of the facts and circumstances including without limitation the quantity of the Loan, the nature of the Property, and the risks incurred by Lender in this transaction. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create (i) any partnership or joint venture between Lender and Borrower or any other Person, or (ii) any fiduciary or similar duty by Lender to Borrower or any other Person. The relationship between Lender and Borrower is exclusively the relationship of a creditor and a debtor, and all relationships between Lender and any other Borrower Party are ancillary to such creditor/debtor relationship.

14.14 Determinations by Lender. In any instance where the consent or approval of Lender may be given or is required, or where any determination, judgment or decision is to be rendered by Lender under the Loan Documents, and the applicable Loan Document provides that Lender’s discretion in exercising such right or duty is “sole”, “absolute”, “exclusive”, or words of similar effect, then Lender may exercise such a right or duty at its sole and exclusive option and in its sole and absolute discretion. If such a right or duty of Lender is not so modified, or the applicable Loan Document provides that Lender’s discretion in exercising such right or duty is “reasonable” or words of similar effect, then Lender shall exercise such right or duty in a commercially reasonable manner. As part of Lender’s reasonable exercise of such right or duty,

Lender may consider any factors which lenders of similar loans typically consider, including without limitation, the effect on any existing or contemplated rating of securities issued or to be issued in connection with a Secondary Market Transaction. In all cases, Borrower shall have the burden of proof of demonstrating that any such action of Lender was unreasonable.

14.15 Limitation of Liability. Neither Lender, nor any Affiliate officer, director, employee, attorney, or agent of Lender, shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents, other than the gross negligence or willful misconduct of a Lender. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby except to the extent same is caused by the gross negligence or willful misconduct of a Lender.

14.16 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower Party or Affiliates thereof, or any other Person.

14.17 Entire Agreement. This Agreement, the Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

14.18 Construction; Supremacy of Loan Agreement. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender. If any term, condition or provision of this Agreement shall be inconsistent with any term, condition or provision of any other Loan Document, this Agreement shall control.

14.19 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH BORROWER PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH THE PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE

JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, SUCH OTHER LOAN DOCUMENTS OR SUCH OBLIGATION. EACH BORROWER PARTY HEREBY APPOINTS CT CORPORATION SYSTEM, INC. (AND SUCH PERSONS AS MAY HEREAFTER BE SELECTED BY EACH SUCH BORROWER PARTY WHOM IRREVOCABLY ACCEPT SUCH APPOINTMENT IN WRITING) TO SERVE AS SUCH BORROWER PARTY’S AGENT TO RECEIVE ON BEHALF OF SUCH BORROWER PARTY SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY SUCH BORROWER PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. IF ANY SUCH APPOINTED AGENT IS NOT PERSONALLY AVAILABLE, PROCESS MAY BE SERVED UPON SUCH AGENT BY UNITED STATES REGISTERED OR CERTIFIED MAIL, WHICH SERVICE SHALL BE DEEMED EFFECTIVE FIVE (5) DAYS AFTER MAILING TO THE ADDRESS OF SUCH AGENT PROVIDED TO LENDER BY THE BORROWER PARTIES. A COPY OF ANY SUCH PROCESS SO SERVED ON SUCH AGENT SHALL BE MAILED BY LENDER BY REGISTERED MAIL TO SUCH BORROWER PARTY AT ITS ADDRESS PROVIDED IN THIS AGREEMENT EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY ANY BORROWER PARTY REFUSES TO ACCEPT SERVICE, SUCH BORROWER PARTY HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

14.20 WAIVER OF JURY TRIAL. EACH BORROWER PARTY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/ BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. EACH BORROWER PARTY AND LENDER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH BORROWER PARTY OR LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH BORROWER PARTY AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER PARTY AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY

WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.21 Counterparts; Effectiveness. The Loan Documents and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

14.22 Servicer. Lender shall have the right from time to time to designate and appoint one or more Servicers, and to change or replace any Servicer. All rights of the Lender hereunder may be exercised by the Servicer. The Servicer shall be entitled to the benefit of all obligations of any of the Borrower Parties in favor of Lender.

14.23 Obligations of the Borrower Parties. Except as expressly provided, the obligations of Borrower hereunder are not those of the other Borrower Parties. The Borrower Parties other than Borrower are parties to this Agreement only with regard to the representations, warranties, and covenants specifically applicable to them.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWER:

San Francisco Wave eXchange, LLC, a Delaware limited liability company

By:	200 Paul Wave eXchange, LLC, a Delaware limited liability company, its sole member

	By:	Cambay Tele.Com, a Delaware limited liability company, its sole member

		By:	The Cambay Group, Inc., a California corporation, its authorized signatory

			By:	/s/
			Name:	William C. Scott, Jr.
			Title:	CFO

SOLE MEMBER:

200 Paul Wave eXchange, LLC, a Delaware limited liability company

By:	Cambay TeleCom, a Delaware limited company, its sole member

	By:	The Cambay Group, Inc., a California corporation, its authorized signatory

		By:	/s/
		Name:	William C. Scott, Jr.
		Title:	CFO

GUARANTOR:

The Cambay Group, Inc., a California corporation

By:	/s/
Name:	William C. Scott, Dr.
Its:	CFO

LENDER:

Greenwich Capital Financial Products, Inc., a Delaware corporation

By:	/s/
Name:	Robert A. Trelever
Its:	Vice President